UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. )
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NBT Bancorp Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NBT Bancorp Inc.
52 South Broad Street
Norwich, New York 13815

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

NBT Bancorp Inc. (“NBT”) will hold an annual meeting of shareholders at the Binghamton Riverwalk Hotel & Conference Center, 225 Water Street, Binghamton, New York 13901 on May 1, 2012 at 10:00 a.m. local time for the following purposes:

1.	To fix the size of the Board of Directors at eleven (Proposal 1);

2.	To elect four directors, each for a three-year term (Proposal 2);

3.	To approve an amendment to our Restated Certificate of Incorporation to increase the total number of authorized shares of our common stock from 50,000,000 shares to 100,000,000 shares (Proposal 3);

4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012 (Proposal 4); and

5.	To transact such other business as may properly come before the NBT annual meeting.

We have fixed the close of business on March 15, 2012 as the record date for determining those shareholders of NBT entitled to vote at the NBT annual meeting and any adjournments or postponements of the meeting.  Only holders of record of NBT common stock at the close of business on that date are entitled to notice of and to vote at the NBT annual meeting.

By Order of the Board of Directors of
NBT Bancorp Inc.

/s/ Daryl R. Forsythe
Daryl R. Forsythe
Chairman of the Board

Norwich, New York
March 30, 2012

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN.  EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED OR VOTE VIA THE TOLL-FREE TELEPHONE NUMBER OR VIA THE INTERNET ADDRESS LISTED ON THE PROXY CARD.  YOU MAY REVOKE ANY PROXY GIVEN IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE VOTE AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 1, 2012:  This Proxy Statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our 2011 Annual Report are available free of charge on our website at www.nbtbancorp.com/bncp/proxy.html.

NBT Bancorp Inc.
52 South Broad Street
Norwich, New York 13815

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 1, 2012

This proxy statement and accompanying proxy card are being sent to the shareholders of NBT Bancorp Inc. (“NBT” or, the “Company”) in connection with the solicitation of proxies on behalf of the Board of Directors to be used at the 2012 annual meeting of shareholders.  This proxy statement, together with the enclosed proxy card, is being mailed to shareholders on or about March 30, 2012.

When and Where the NBT Annual Meeting Will Be Held

We will hold our annual meeting of shareholders at the Binghamton Riverwalk Hotel & Conference Center, 225 Water Street, Binghamton, New York 13901 on May 1, 2012 at 10:00 a.m. local time.

What Will Be Voted on at the NBT Annual Meeting

At our annual meeting, our shareholders will be asked to consider and vote upon the following proposals:

●	To fix the size of the Board of Directors at eleven (Proposal 1);

●	To elect four directors, each for a three-year term (Proposal 2);

●	To approve an amendment to our Restated Certificate of Incorporation to increase the total number of authorized shares of our common stock from 50,000,000 shares to 100,000,000 shares (Proposal 3);

●	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012 (Proposal 4); and

●	To transact such other business as may properly come before the NBT annual meeting.

We may take action on the above matters at our annual meeting on May 1, 2012, or on any later date to which the annual meeting is postponed or adjourned.

We are unaware of other matters to be voted on at our annual meeting.  If other matters do properly come before our annual meeting, including consideration of a motion to adjourn the annual meeting to another time and/or place for the purpose of soliciting additional proxies, we intend that the persons named in this proxy will vote the shares represented by the proxies on such matters as determined by a majority of the Company’s Board.

Shareholders Entitled to Vote

We have set March 15, 2012, as the record date to determine which of our shareholders will be entitled to vote at our annual meeting.  Only those shareholders who held their shares of record as of the close of business on that date will be entitled to receive notice of and to vote at our annual meeting.  As of March 15, 2012, there were 33,239,773 outstanding shares of our common stock.  Each of our shareholders on the record date is entitled to one vote per share.

Vote Required to Approve the Proposals

The presence, in person or by proxy, of at least a majority of the total number of issued and outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Assuming the presence of a quorum at the annual meeting, a plurality of the shares of our common stock represented at the annual meeting, either in person or by proxy, and entitled to vote thereon will elect directors. This means that the four nominees who receive the most votes will be elected.

The affirmative vote of a majority of the shares of common stock represented at our annual meeting, either in person or by proxy, and entitled to vote thereon is required to approve the proposal to fix the number of directors at eleven and to ratify the appointment of the Company’s independent registered public accounting firm. The affirmative vote of a majority of the total number of issued and outstanding shares of our common stock entitled to vote thereon is required to approve the proposal to amend our Restated Certificate of Incorporation to increase the number of total authorized shares of our common stock.

Our Board urges our shareholders to complete, date and sign the accompanying proxy and return it promptly via the Internet, in the enclosed postage-paid envelope or vote by telephone.  Broker non-votes will not be counted as a vote cast or entitled to vote on any matter presented at the annual meeting.  Abstentions will be counted in determining the number of shares represented and entitled to vote and will have the effect of a vote cast “against” Proposals 1, 3 and 4.

Number of Shares that Must Be Represented for a Vote to Be Taken

In order to have a quorum, a majority of the total voting power of our outstanding shares of common stock entitled to vote at our annual meeting must be represented at the annual meeting either in person or by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business.

Voting Your Shares

Our Board is soliciting proxies from our shareholders. This will give you an opportunity to vote at our annual meeting without having to attend.  When you deliver a valid proxy, the shares represented by that proxy will be voted by a named agent in accordance with your instructions.

If you are a record holder and vote by proxy but make no specification on your proxy card that you have otherwise properly executed, the named agent may vote the shares represented by your proxy:

●	FOR fixing the number of directors at eleven (Proposal 1);

●	FOR electing the four persons nominated by our Board as directors (Proposal 2);

●	FOR increasing the total number of authorized shares of our common stock from 50,000,000 shares to 100,000,000 shares (Proposal 3);

●	FOR ratifying the appointment of KPMG LLP as our independent registered public accounting firm (Proposal 4).

If you are a shareholder whose shares are registered in your name, you may vote your shares by using one of the following four methods:

Via the Internet.  If you hold NBT common stock in your own name and not through a broker or other nominee, you can vote your shares of NBT common stock electronically via the Internet at www.proxyvote.com.  Internet voting is available 24 hours a day until 11:59 p.m. local time on April 30, 2012.  Internet voting procedures are designed to authenticate shareholders by using the individual control numbers on your proxy card. If you vote via the Internet, you do not need to return your proxy card.

Mail.  To grant your proxy by mail, please complete your proxy card and sign, date and return it in the enclosed envelope. To be valid, a returned proxy card must be signed and dated.

Telephone.  If you hold NBT common stock in your own name and not through a broker or other nominee, you can vote your shares of NBT common stock by telephone by dialing the toll-free telephone number 1-800-690-6903. Telephone voting is available 24 hours a day until 11:59 p.m. local time on April 30, 2012.  Telephone voting procedures are designed to authenticate shareholders by using the individual control numbers on your proxy card.   If you vote by telephone, you do not need to return your proxy card.

In person.  If you attend the annual meeting in person, you may vote your shares by completing a ballot at the meeting. Attendance at the annual meeting will not by itself be sufficient to vote your shares; you still must complete and submit a ballot at the annual meeting.

If your shares are registered in the name of a bank or brokerage firm you will receive instructions from your holder of record that must be followed in order for the record holder to vote the shares per your instructions.  Many banks and brokerage firms have a process for their beneficial holders to provide instructions over the telephone or via the Internet.  If you hold shares through a bank or brokerage firm and wish to be able to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of elections with your ballot.

Changing Your Vote

Any NBT shareholder of record giving a proxy may revoke the proxy at any time before the vote at the annual meeting in one or more of the following ways:

●	delivering a written notice of revocation to the Corporate Secretary of NBT bearing a later date than the proxy;

●	submitting a later-dated proxy by mail, telephone or via the Internet; or

●	appearing in person and submitting a later-dated proxy or voting at the annual meeting.

Attendance at the annual meeting will not by itself constitute a revocation of a proxy; to revoke your proxy, you must complete and submit a ballot at the annual meeting or submit a later-dated proxy.

You should send any written notice of revocation or subsequent proxy to NBT Bancorp Inc., 52 South Broad Street, Norwich, New York 13815, Attention: F. Sheldon Prentice, Esq., Corporate Senior Vice President, General Counsel and Corporate Secretary, or hand deliver the notice of revocation or subsequent proxy to the Corporate Secretary at or before the taking of the vote at the annual meeting. You may also revoke your proxy by telephone or via the Internet by giving a new proxy over the telephone or the Internet prior to 11:59 p.m. on April 30, 2012.

If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions.  You may also vote in person at the annual meeting if you obtain a legal proxy as described above.

Solicitation of Proxies and Costs

We will bear our own costs of soliciting of proxies.  We will reimburse brokerage houses, fiduciaries, nominees and others for their out-of-pocket expenses in forwarding proxy materials to owners of shares of our common stock held in their names.  In addition to the solicitation of proxies by use of the mail, we may solicit proxies from our shareholders by directors, officers and employees acting on our behalf in person or by telephone, facsimile or other appropriate means of communications.  We will not pay any additional compensation, except for reimbursement of reasonable out-of-pocket expenses, to our directors, officers and employees in connection with the solicitation.  You may direct any questions or requests for assistance regarding this proxy statement to F. Sheldon Prentice, Corporate Secretary, by telephone at (607) 337-6530 or by e-mail at sprentice@nbtbci.com.

Annual Report

A copy of the Company’s 2011 Annual Report accompanies this Proxy Statement.  NBT is required to file an annual report on Form 10-K for its 2011 fiscal year with the Securities and Exchange Commission (the “SEC”).  Shareholders may obtain, free of charge, a copy of the Form 10-K by writing to: NBT Bancorp Inc., 52 South Broad Street, Norwich, New York 13815, Attention: Corporate Secretary.  Our annual report on Form 10-K is available on our website, www.nbtbancorp.com.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY TELEPHONE OR VIA THE INTERNET USING THE TELEPHONE NUMBER OR THE INTERNET ADDRESS ON YOUR PROXY CARD.

PROPOSAL 1

SIZE OF THE BOARD OF DIRECTORS

Our Bylaws provide for a Board consisting of a number of directors, not less than five nor more than twenty-five, as shall be designated by our shareholders as of each annual meeting.  At our 2011 annual meeting, the shareholders fixed the size of our Board at eleven members.  Currently, our Board is comprised of eleven members. The Board has proposed that the shareholders vote to fix the number of directors constituting the full Board at eleven members.

The Board of Directors unanimously recommends that shareholders vote “FOR” fixing the size of the Board of Directors at eleven members.

PROPOSAL 2

ELECTION OF DIRECTORS

At the annual meeting, four directors will each be elected to serve a three-year term until each such director’s successor is elected and qualified or until the director’s earlier death, resignation or removal.  The Board currently consists of eleven members and is divided into three classes.  The term of only one class of directors expires in each year and their successors are elected for terms of up to three years and serve until their successors are elected and qualified.  Messrs. Dietrich, Mitchell, Murphy, and Nasser, whose terms will expire at the 2012 annual meeting, have been nominated to stand for re-election at the 2012 annual meeting for terms expiring in 2015.

The persons named in the enclosed proxy intend to vote the shares of our common stock represented by each proxy properly executed and returned to us FOR election of the aforementioned nominees as directors, but if the nominees should be unable to serve, they will vote such proxies for those substitute nominees as our Board shall designate to replace those nominees who are unable to serve.  Our Board currently believes that each nominee will stand for election and will serve if elected as a director.  Assuming the presence of a quorum at the annual meeting, the four director nominees for the class of directors whose term expires at the 2015 annual meeting will be elected by a plurality of the votes cast by the shares of common stock entitled to vote at the annual meeting and present in person or represented by proxy.  This means that the four nominees who receive the most votes will be elected.  There are no cumulative voting rights in the election of directors.

Information as to Nominees and Other Directors

Information regarding the nominees and the directors continuing in office is provided below. Each biography contains information regarding each person’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board of Directors to determine that such person should serve as a director at the time of filing of this proxy statement. Unless otherwise stated, each individual has held his or her current occupation for the last five years.  The age indicated in each director’s biography is as of December 31, 2011.  There are no family relationships among the directors or executives.

Board Nominees for Terms Ending in 2015

Martin A. Dietrich, 56, has served as the President and Chief Executive Officer of the Company and NBT Bank, N.A. (“NBT Bank” or the “Bank”) since January 2004.  Prior to that, Mr. Dietrich was President and Chief Operating Officer of NBT Bank from September 1999 to December 2003.  He is currently a director of Preferred Mutual Insurance Company, Independent Bankers Association of New York, and New York Bankers Association.  Mr. Dietrich has been a director of the Bank since 1993, Pennstar Bank since 2004, and NBT since 2005. Mr. Dietrich’s day to day leadership as President and Chief Executive Officer of NBT and the Bank provides him with thorough knowledge of the Company’s opportunities, challenges and operations.

John C. Mitchell, 61, was a consultant with Blue Seal Feeds Inc., a feed manufacturing company until his retirement in 2010.  Mr. Mitchell was formerly President and Chief Executive Officer of I.L. Richer Co., an agricultural business, from 1979 to 2008.  He is currently a director of Preferred Mutual Insurance Company, New York AgriDevelopment Corporation, Delaware Otsego Corporation and has been a director of the Bank and NBT since 1993 and 1994, respectively.  Mr. Mitchell’s seventeen plus years of service on NBT’s Board provides him with a seasoned view of NBT’s operations and challenges. He has a strong corporate governance background due to his service on other corporate boards, the Nominating and Corporate Governance Committee and his role as Chairman of the Compensation and Benefits Committee

Michael M. Murphy, 50, is President and owner of Red Line Towing Inc., a towing and recovery service provider in northeastern Pennsylvania.  Mr. Murphy also serves as President of Red Line Leasing Corp., President of Red Line Truck and Trailer Sales and is a Partner in Elite Warehouse LLC.  Mr. Murphy has been a director of Pennstar Bank and NBT since 1999 and 2002, respectively.  Mr. Murphy’s service on both the Audit and Risk Management and Compensation and Benefits Committees provides the Board with strong risk management and executive compensation experience. In addition, his experience as the President of a business in NBT’s market area provides the Board with insight into the challenges and opportunities of NBT’s business customers.

Joseph G. Nasser, 54, is a Partner of the public accounting firm of Nasser & Company.  Mr. Nasser has been a director of Pennstar Bank and NBT since 1999 and 2000, respectively.  Mr. Nasser’s experience as a public accountant, as well as his service as a Partner at a public accounting firm, provides the Board with corporate finance and accounting expertise. His service on both the Audit and Risk Management and Compensation and Benefits Committees, combined with his eleven plus years of experience on the Board, provide the Company with extensive finance and accounting and executive compensation experience.

Directors with Terms Ending 2014

Richard Chojnowski, 69, is a retired self-employed electrical contractor.  Mr. Chojnowski has been a director of Pennstar Bank and NBT since 1994 and 2000, respectively.  Mr. Chojnowski’s experience as a small business owner in NBT’s market area provides the Board with insight into the needs of NBT’s customers. Further, the skills developed in his business, including finance and management expertise, as well as his past service on the Audit and Risk Management Committee, provides the Board with executive, management and corporate finance experience.

Timothy E. Delaney, 49, is Founder and former President of The Delaney Group, Inc. and is currently Executive Vice President of its successor company, Tetra Tech Construction, Inc. and President of Tetra Tech Canada Construction.  Together, these companies make up the North American Renewable Construction division of Tetra Tech, Inc. (NASDAQ: TTEK), a public company, and they are principally engaged in energy related heavy civil engineering and construction since 1982.  Mr. Delaney has been a director of NBT since January 24, 2011 and has been a director of NBT Bank since 2006.  Mr. Delaney’s experience as a business owner in NBT’s market area and experience as an NBT Bank director provides the Board with insight into the needs of NBT’s customers, executive management and insight into NBT’s challenges, opportunities and operations.

James H. Douglas, 60, is the former Governor of Vermont, a position he held for four, two-year terms, starting in 2002 and ending in 2010.  Mr. Douglas has been a director of the Bank and NBT since January 24, 2011.  Mr. Douglas served the people of Vermont for more than 35 years, having been elected to the Vermont House of Representatives after graduating from Middlebury College in 1972.  Mr. Douglas was elected Secretary of State in 1980, a position he held until 1992.  He was then elected as State Treasurer in 1994, a position he held until his election as Governor.  Outside of government, Mr. Douglas is an executive in residence at Middlebury College and has been active in numerous community organizations.  Mr. Douglas’ experience in state politics provides the Board with insight into one of NBT’s newest market areas. Mr. Douglas also brings executive, management and governance experience from his previous positions to the Board.  Further, the skills he developed as State Treasurer provide the Board with additional finance experience.

Joseph A. Santangelo, 59, is President and Chief Executive Officer of Arkell Hall Foundation Inc.  Mr. Santangelo has been a director of the Bank and NBT since 1991 and 2000, respectively.  Mr. Santangelo’s service on the Nominating and Corporate Governance Committee and past experience on the Compensation and Benefits Committee provides the Board with strong corporate governance and executive compensation experience. In addition, his eleven plus years of service on the Board along with his considerable experience in operating one of the largest private foundations in the upstate NY region provides him with a seasoned view of NBT’s operations and the challenges facing NBT.

Directors with Terms Ending in 2013

Daryl R. Forsythe, 68, was the Chairman and Chief Executive Officer of NBT from January 2004 until his retirement in December 2005.  Mr. Forsythe is currently the Chairman of the NBT Board and has held that position since January 2004.  From April 2001 to December 2003 he was Chairman, President and Chief Executive Officer of NBT and was Chairman and Chief Executive Officer of NBT Bank from September 1999 to December 2003.  He was President and Chief Executive Officer of NBT and the Bank from January 1995 to April 2001 and September 1999, respectively.  He is currently a director of Security Mutual Life Ins. Co. of New York, New York Central Mutual Fire Insurance Co., New York Business Development Corp., and National Security Life and Annuity Company.  He has been a director of the Bank and NBT since 1988 and 1992, respectively.  Mr. Forsythe’s experience as the former Chief Executive Officer of NBT and the Bank provides the Board with unique insight into NBT’s challenges, opportunities and operations. His service on additional corporate boards also provides substantial corporate governance experience.

Patricia T. Civil, 62, served as the Managing Partner of PricewaterhouseCoopers LLP in Syracuse, NY from 1992 until her retirement in 2002.  Ms. Civil is currently a director of SRC Inc. and Anaren Inc. (NASDAQ: ANEN), and has been a director of NBT and the Bank since 2003.  As a Certified Public Accountant specializing in banking and financial services, Ms. Civil provides the Board with extensive experience in corporate finance and accounting and serves as the Chair of the Audit and Risk Management Committee. In addition to her accounting background, Ms. Civil’s service as the Managing Partner of the Syracuse, NY office of her accounting firm brings strong executive experience to the Board, and her service on the board of another public company provides the Board with additional corporate governance expertise.

Robert A. Wadsworth, 62, was the Chief Executive Officer of Preferred Mutual Insurance Company from 1997 until his retirement in 2008.  Mr. Wadsworth is currently the Chairman and a director of the board of Preferred Mutual Insurance Company.  He is also a director of Preferred Services Corp., Preferred of New York Inc., and has been a director of the Bank and NBT since 2001 and 2006, respectively. Mr. Wadsworth’s service as the Chief Executive Officer of a corporation based in one of NBT’s communities brings to the Board strong executive experience and an understanding of the business and consumer needs of a community that NBT serves. His service on the boards of several insurance and financial services corporations provides the Board with additional insight into the financial services industry.

The Board of Directors unanimously recommends that shareholders vote “FOR” the election of all of its director nominees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of February 29, 2012, with respect to the beneficial ownership of the Company’s Common Stock by: (1) each director and nominee; (2) each executive officer named in the Summary Compensation Table; and (3) all executive officers and directors as a group.  Except as otherwise indicated, each of the stockholders named below effectively exercises sole, or shared with spouse, voting and investment power with respect to the outstanding shares of Common Stock beneficially owned.

Directors, Nominees for Director and Named Executive Officers	Number of Shares Owned	Options Exercisable Within 60 days (1)	Total Beneficial Ownership of NBT Bancorp Common Stock	Percent of Shares Outstanding
Patricia T. Civil	10,819	9,030	19,849	*
Richard Chojnowski	274,559	7,830	282,389	*
Timothy E. Delaney	42,825	1,567	44,392	*
James H. Douglas	1,153	0	1,153	*
Daryl R. Forsythe (2)	130,242	14,000	144,242	*
John C. Mitchell (3)	32,044	10,959	43,003	*
Michael M. Murphy	31,057	600	31,657	*
Joseph G. Nasser (4)	54,912	1,378	56,290	*
Joseph A. Santangelo (5)	77,499	7,830	85,329	*
Robert A. Wadsworth (6)	170,943	3,885	174,828	*
Martin A. Dietrich	179,102	184,685	363,787	1.09%
Michael J. Chewens	58,641	103,422	162,063	*
David E. Raven (7)	73,385	113,320	186,705	*
Jeffrey M. Levy	45,331	62,700	108,031	*
F. Sheldon Prentice	10,959	4,000	14,959	*

As of February 29, 2012, all directors and executive officers listed above as a group (15 persons) beneficially owned 1,718,677, or 5%, of total shares outstanding, including shares owned by spouses, certain relatives and trusts, as to which beneficial ownership may be disclaimed, and options exercisable within sixty days of February 29, 2012.

(*)	Less than one percent.
(1)
Shares under option from the NBT 2001 Non-Employee Director, Divisional Director and Subsidiary Director Stock Option Plan, NBT 1993 Stock Option Plan and/or the 2008 Omnibus Incentive Plan, which are exercisable within sixty days of February 29, 2012.

(2)	Includes 70,000 shares pledged as security for a loan arrangement.
(3)
Includes 1,800 shares held by a trust for which Mr. Mitchell has investment discretion, but not voting discretion. Does not include 2,000 shares owned by The Adelbert L. Button Charitable Foundation, for which Mr. Mitchell serves as a trustee, but for which all investment and disposition discretion over the shares has been granted to NBT Bank, NA, as trustee.

(4)	Includes 3,450 shares pledged as security for a loan arrangement.
(5)	Includes 59,076 shares held by Arkell Hall Foundation Inc. of which Mr. Santangelo is President and CEO and shares investment and voting powers with that foundation’s Board of Trustees..
(6)	Includes 164,041 shares held by Preferred Mutual Insurance Company of which Mr. Wadsworth is Chairman of the Board.
(7)	Includes 10,000 shares pledged as security for a loan arrangement.

BENEFICIAL OWNERSHIP OF PRINCIPAL HOLDERS OF VOTING SECURITIES OF NBT

The following table sets forth information as of February 14, 2012 with respect to the beneficial ownership of common stock by any person or group as defined in Section 13(d)(3) of the Exchange Act who is known to the Company to be the beneficial owner of more than five percent of the Common Stock.

Name and Addresses of Beneficial Owners	Number of Shares; Nature of Beneficial Ownership (1)		Percent of Common Stock Owned
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,576,633	(2)	7.78%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	1,851,104	(3)	5.59%

(1)
Based on information in the most recent Schedule 13D or 13G filed with the Securities and Exchange Commission pursuant to the Exchange Act, unless otherwise indicated.  In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if such person has or shares voting power and/or investment power with respect to the security, or has the right to acquire beneficial ownership at any time within 60 days from February 14, 2012.  As used herein, “voting power” includes the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

(2)	BlackRock, Inc. reports that it has sole dispositive and sole voting power over 2,576,633 shares.

(3)	The Vanguard Group, Inc. reports that it has sole dispositive and sole voting power over 1,802,312 shares and 48,792 shares, respectively.

CORPORATE GOVERNANCE

The business and affairs of the Company are managed under the direction of the Board of Directors.  Members of the Board are kept informed of the Company’s business through discussions with the Company’s executive officers, by reviewing materials provided to them and by participating in meetings and strategic planning sessions of the Board and its committees.  The Board has adopted corporate governance practices and policies which the Board and senior management believe promote sound and effective corporate governance.

Director Independence

Based on a review of the responses of the directors to questions regarding employment and compensation history, affiliations and family and other relationships and on individual discussions with directors, the full Board has determined that all directors, excluding Mr. Dietrich, meet the standards of independence set forth by the NASDAQ Stock Market.  In making this determination, the Board considered transactions and relationships between each director or his or her immediate family and the Company and its subsidiaries, including those reported under “Compensation Committee Interlocks and Insider Participation” and “Certain Relationships and Related Party Transactions” found on page 42.  Mr. Dietrich is not independent because he is the President and Chief Executive Officer of the Company.

The independent members of the Board meet at least twice annually in an executive session where non-independent directors and management are excused.  John Mitchell, who serves as chairman of the Compensation and Benefits Committee, currently chairs these executive sessions.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all employees, as well as each member of the Company’s Board of Directors.  The Code of Business Conduct and Ethics is available at the Company’s website at www.nbtbancorp.com/bncp/corporategov.html.

Board Policy Regarding Communications with the Board

The Board of Directors maintains a process for shareholders to communicate with the Board of Directors.  Shareholders wishing to communicate with the Board of Directors should send any communication to Corporate Secretary, NBT Bancorp Inc., 52 South Broad Street, Norwich, New York 13815.  Any such communication must state the name of and the number of shares beneficially owned by the shareholder making the communication. The Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate.  At each Board meeting, a member of management presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available on request.

The Board’s Role in Risk Oversight

    The Board of Directors, together with the Audit and Risk Management Committee, the Nominating and Corporate Governance Committee, and the Compensation and Benefits Committee coordinate with each other to provide enterprise-wide oversight of our management and handling of risk. These committees report regularly to the full Board of Directors on risk-related matters and provide the Board of Directors with insight about our management of strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational and reputational risks. In addition, at meetings of the Board of Directors and its committees, directors receive regular updates and reports from management regarding risk management practices, including credit quality, financial reporting, internal controls, compliance, legal matters, and asset liability and liquidity management, among others.  Furthermore, current risk management issues are discussed regularly with the Board of Directors and its committees.

Board Leadership Structure

The Board of Directors does not have a policy on whether the same person may serve as both the chief executive officer and chairman of the board or, if the roles are separate, whether the chairman should be selected from the non-employee directors. The Board believes that it should have the flexibility to make these determinations at any given point in time in the way that it believes best to provide appropriate leadership for the Company at that time.  Currently, Mr. Dietrich serves as the Chief Executive Officer of the Company, while Mr. Forsythe, who is independent, serves as the Chairman of the Board of Directors.  The Board of Directors believes that this leadership structure best serves the Company at this time because it allows Mr. Dietrich to focus on the Company’s operations and strategy, while Mr. Forsythe, among other things, can provide independent leadership for the Board of Directors, set the agenda for meetings, and enable other directors to raise issues and concerns for Board consideration without immediately involving the Chief Executive Officer or other management.  The Board of Directors believes it currently benefits from having an independent director, who is also a former executive officer of the Company, as its Chairman.

Director Attendance at Board Meetings and Annual Meetings

During 2011, the Board held nine meetings.  Each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings of the Board held during the period that the individual served and (ii) the total number of meetings held by all committees of the Board on which the director served during the period that the individual served.  In addition, directors are expected to attend our annual meeting of shareholders.  All directors were in attendance at the 2011 annual meeting and we expect that all directors will be present at the 2012 annual meeting.

Committees of the Board of Directors

Our Board has a number of standing committees, including a Nominating and Corporate Governance Committee, Audit and Risk Management Committee and Compensation and Benefits Committee.  The Board has determined that all of the directors who serve on these committees are independent for purposes of NASDAQ Rule 5605 and that the members of the Audit and Risk Management Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”).  A table showing the members of each of these committees follows:

Director	Nominating and Corporate Governance	Audit and Risk Management	Compensation and Benefits
Richard Chojnowski	✓
Patricia T. Civil		Chair	✓
Timothy E. Delaney		✓	✓
James H. Douglas	✓
Daryl R. Forsythe	Chair		✓
John C. Mitchell	✓		Chair
Michael M. Murphy		✓	✓
Joseph G. Nasser		Vice Chair	✓
Joseph A. Santangelo	✓
Robert A. Wadsworth	✓	✓

A description of each of these committees follows:

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for determining the qualification of and nominating persons for election to the Board of Directors, including (if applicable) shareholder nominations that comply with the notice procedures set forth by SEC rules and the Company’s Bylaws.  The Committee also formulates our corporate governance guidelines and functions to insure successful development of management at the senior level and succession planning, as applicable.  The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is available on the NBT Bancorp website at www.nbtbancorp.com/bncp/corporategov.html.  This Committee met three times during 2011.

The Board of Directors believes that it should be comprised of directors who possess the highest personal and professional ethics, integrity, and values, and who shall have demonstrated exceptional ability and judgment and who shall be most effective in representing the long-term interests of the shareholders.  While the Board of Directors and Nominating and Corporate Governance Committee have no formal policy on board diversity, diversity is considered by the Nominating and Corporate Governance Committee in determining the qualification of and nominating persons for election to the Board of Directors.

When considering candidates for the Board of Directors, the Nominating and Corporate Governance Committee takes into account the candidate’s qualifications, experience and independence from management.  In addition, in accordance with the Company’s Bylaws:

●
Every director must be a citizen of the United States and have resided in the State of New York, or within two hundred miles of the principal office of the company, for at least one year immediately preceding the election;

●	Each director must own $1,000 aggregate book value of the Company’s common stock; and

●	No person shall be eligible for election or re-election as a director if they shall have attained the age of 70 years.

When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management or others.  The Committee also has the authority to retain any search firm to assist in the identification of director candidates.  The Committee will review the qualifications and experience of each candidate.  If the Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate’s election.

The Company’s Bylaws also permit shareholders eligible to vote at the annual meeting to nominate director candidates, but only if such nominations are made pursuant to timely notice in writing to the President of NBT.  To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of NBT within 10 days following the day on which public disclosure of the date of any annual meeting called for the election of directors is first given.  The Nominating and Corporate Governance Committee will consider candidates for director suggested by shareholders applying the criteria for candidates described above and considering the additional information required by Article III, Section 3 of the Company’s Bylaws, which must be set forth in a shareholder’s notice of nomination.  Article III, Section 3 of the Company’s Bylaws requires that the notice include: (a) as to each person whom the shareholder proposes to nominate for election as a director, (i) the name and address of such person and (ii) the principal occupation or employment of such person; and (b) as to the shareholder giving notice (i) the name and address of such shareholder, (ii) the number of shares of the Company that will be voted for the proposed nominee by such shareholder (including shares to be voted by proxy) and (iii) the number of shares of the Company which are beneficially owned by such shareholder.

Audit and Risk Management Committee

The Audit and Risk Management Committee represents our Board in fulfilling its statutory and fiduciary responsibilities for independent audits of NBT’s consolidated financial statements, including monitoring accounting and financial reporting practices and financial information distributed to shareholders and the general public. The Committee is also responsible for overseeing the Company’s compliance with legal and regulatory requirements and the performance of the Company’s Risk Management Division.  Directors on our Audit and Risk Management Committee meet the expanded independence requirements of audit committee members.  In addition, our Board of Directors has determined that Ms. Civil is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K.

This Committee met five times in 2011.  Responsibilities and duties of this Committee are discussed more fully in the Audit and Risk Management Committee Report on page 43 and in the Committee’s charter, which is available on the Company’s website at www.nbtbancorp.com/bncp/corporategov.html.

Compensation and Benefits Committee

All of the Company’s Compensation and Benefits Committee members are independent directors, as determined by the Board, and as such term is defined in the NASDAQ Marketplace Rules as they apply to the Company.

The Committee is responsible for the development, oversight and administration of the Company’s compensation program. The Committee works closely with the Company’s CEO and Executive Vice President of Human Resources to implement our compensation program. In addition, the Committee sometimes works in executive sessions without Company management present.

The Committee regularly reviews our compensation practices and policies and recommends to the Board of Directors the compensation and benefits for the CEO, directors and executive management team, including the named executive officers.  In making compensation recommendations to the Board of Directors for the named executive officers, the Committee relies substantially on the recommendations of the CEO and, in the case of the CEO’s compensation, upon the recommendation of the Chairman of the Board. The Committee generally determines the compensation for the named executive officers at its December meeting preceding the commencement of the fiscal year in which the compensation will be paid or earned, or in its January meeting of such fiscal year.

The Committee has engaged Mercer Human Resources Consulting (“Mercer”), a global human resources consulting firm, to conduct an annual review of the Company’s executive compensation program.  Mercer is charged with comparing all elements of the Company’s executive compensation program to external, objective benchmarks in order to assess the competitiveness of the Company’s total compensation.  Two competitive markets are compared - the broader banking industry and peer group data.  In addition to a competitive analysis, Mercer performs a pay for performance alignment analysis based on a few macro-financial metrics.  These measures provide information regarding compensation paid by our competitors and the broader banking industry taking into consideration size, asset growth, earnings growth and stewardship of capital.  Mercer provides the Committee with relevant market data and alternatives to consider in its executive compensation decision-making.  The Committee reviews information provided by Mercer to determine the appropriate level and mix of short and long-term incentive compensation and cash and equity-based compensation.

The CEO’s compensation reflects the Committee’s evaluation of his performance measured against the following criteria: (i) implementation of the Company’s short and long-term strategies; (ii) financial and operating performance; (iii) management development; (iv) customer service; and (v) leadership in positioning the Company to meet the significant operational and regulatory challenges of the evolving financial services industry.  The Committee may use its discretion to deviate from or modify compensation policies and recommendations, but does so rarely, and typically, only in unusual circumstances.

The Committee also administers the Company’s pension plan, 401(k) & ESOP plan, the directors’ and officers’ stock plans as well as the 2008 Omnibus Incentive Plan (the “Omnibus Plan”).  Pursuant to the terms of the Company’s Omnibus Plan, the Committee may delegate its authority to grant awards to non-executive officers under such plan to a member of the Board and the Committee has granted such authority, within certain defined limits, to Mr. Dietrich.  A charter that reflects these responsibilities and delegated authority, which the Committee and the Board periodically review and revise, governs the Committee. A copy of the charter is available on the Company’s website at www.nbtbancorp.com/bncp/corporategov.html.  The Committee met three times in 2011.

Policy on Recovery of Awards

Incentive Compensation Clawback Policy

In the event of a restatement of incorrect financial results, the Company’s Compensation and Benefits Committee (the "Compensation Committee") will review all cash and equity incentive awards made under the Company’s 2008 Omnibus Incentive Plan ("awards") that were paid or awarded to executive officers (within the meaning of Rule 3b-7 of the Securities Exchange Act of 1934, as amended) for performance periods beginning on and after January 1, 2011 which occur during the restatement period.  If any such awards would have been lower had the level of achievement of applicable financial performance goals been calculated based on such restated financial results, the Compensation Committee will, if it determines appropriate in its sole discretion, to the extent permitted by governing law, require the reimbursement of the incremental portion of the awards in excess of the awards that would have been paid based on the restated financial results.

Furthermore, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company as a result of misconduct with regard to any financial reporting requirement under applicable securities laws, the individuals subject to the automatic forfeiture provisions under Section 304 of the Sarbanes-Oxley Act of 2002 and any other employee who knowingly engaged in the misconduct, was grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or was grossly negligent in failing to prevent the misconduct, shall reimburse the Company the amount of any payment in settlement of an award earned or accrued during the 12-month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document that contained such material noncompliance.  Prior to January 1, 2011, Named Executive Officers contracts included similar clawback clauses, as described under “Agreements with Executive Officers” on pg. 40

Equity Compensation Clawback Policy

The Compensation Committee may specify in an award that a grantee's rights, payments, and benefits with respect to the award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of the award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the grantee’s provision of services to the Company, violation of material Company policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the grantee, or other conduct by the grantee that is detrimental to the business or reputation of the Company.  These provisions will generally be limited to a three-year look-back from the occurrence of the event that gives rise to the forfeiture.

Director Compensation

Set forth below is the fee schedule for non-executive directors as of December 31, 2011:

Annual Retainer Fees	Cash	Restricted Stock Units
Company:
Chair	$50,000	$54,000
Director	$12,500	$13,000
NBT Bank N.A.:
Chair	$0	$11,000
Director	$12,500	$8,000
Committee Chair:
Audit and Risk Management	$10,000	$0
All Other Committees	$5,000	$0

Fee per Board Meeting	$1,000	$0

Fee per Committee Meeting	$800	$0

The restricted stock unit awards in 2011 were issued pursuant to the Omnibus Plan.  The restricted stock units awarded to the non-employee directors vests one-third annually beginning on the first anniversary of the grant date.

Mr. Forsythe serves as the Company’s Chairman under an agreement that was entered into in 2003, when he was also serving as the Company’s President and CEO.  Pursuant to this agreement, which commenced January 1, 2006 and continues for as long as Mr. Forsythe is a member of the Board of Directors, he will serve as Chairman of the Company.  In addition to the fees set forth above, pursuant to his agreement, Mr. Forsythe is also entitled to be reimbursed for dues and assessments (including initiation fees) incurred in relation to his country club membership. Mr. Forsythe has also agreed that for one year after the termination of his agreement, he will not directly or indirectly compete with the Company or the Bank.  Under the agreement, during the term of his tenure with the Company, Mr. Forsythe may not disclose confidential information about the Company or its subsidiaries to any other person or entity.

The following table provides information about the compensation paid to the Company’s non-employee directors in 2011.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)		Restricted Stock Awards ($) (1) (2)	Stock Option Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
(a)	(b)		(c)	(d)	(f)	(g)	(h)
Daryl R. Forsythe	$84,350		$65,020	$0	$0	$26,604	$175,974

Richard Chojnowski	$47,850		$21,018	$0	$0	$5,346	$74,214

Patricia T. Civil	$55,650		$21,018	$0	$6,650	$2,835	$86,153

Timothy E. Delaney	$47,938	(5)	$21,018	$0	$1,788	$948	$71,692

James H. Douglas	$48,810	(5)	$21,018	$0	$0	$178	$70,006

John C. Mitchell	$49,950		$21,018	$0	$0	$6,050	$77,018

Michael M. Murphy	$50,450		$21,018	$0	$0	$6,050	$77,518

Joseph G. Nasser	$52,050		$21,018	$0	$0	$2,548	$75,616

Joseph A. Santangelo	$51,750		$21,018	$0	$0	$2,548	$75,316

Robert A. Wadsworth	$46,450		$21,018	$0	$1,310	$1,841	$70,619

(1)
The amounts in column (c) reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.  Timothy E. Delaney was issued 140 restricted stock shares and James H. Douglas was issued 223 restricted stock shares on January 24, 2011 at a per share fair market value of $23.64.  All remaining director restricted stock unit awards granted for fiscal year ending December 31, 2011 were issued as of May 1, 2011 and the per share fair market value was $22.60. Assumptions used in the calculation of these amounts are included in footnote 18 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2011.

(2)	The aggregate number of outstanding awards as of December 31, 2011 is as follows:

Names	Unvested Stock Awards	Unvested Stock Units	Options Exercisable	Options Unexercisable
Daryl R. Forsythe	2,481	2,877	14,000	1,000
Richard Chojnowski	828	930	7,830	300
Patricia T. Civil	828	930	9,030	350
Timothy E. Delaney	451	930	1,567	100
James H. Douglas	223	930	0	0
John C. Mitchell	828	930	10,959	400
Michael M. Murphy	828	930	600	300
Joseph G. Nasser	828	930	2,060	310
Joseph A. Santangelo	828	930	7,830	300
Robert A. Wadsworth	828	930	3,885	325

(3)
Figures in the change in pension value and nonqualified deferred compensation earnings represent earnings for fiscal year ending December 31, 2011 on deferred directors’ fees under a nonqualified deferred compensation plan.

(4)
All other compensation includes: cash dividends received on restricted stock and deferred stock granted pursuant to the Non-Employee Directors’ Restricted and Deferred Stock Plan and 2008 Omnibus Plan for all non-employee directors totaling $54,947; health and/or dental/vision insurance offered through the Company for five active Directors, the Company’s associated premium costs totaled $16,111; $13,086 for annual premiums paid to provide long-term care insurance for the benefit of Mr. Forsythe and his spouse; and $3,738 for the value of split dollar life insurance premiums paid during the 2011 fiscal year on behalf of Mr. Forsythe.

(5)	Timothy E. Delaney and James H. Douglas received a pro-rated cash retainer of $3,288 and $5,260 respectively on January 24, 2011 when they became directors.

Named Executive Officers of NBT Bancorp Inc.

The following table sets forth certain information for the Named Executive Officers of NBT Bancorp Inc.

Name	Age at December 31, 2011	Positions Held with NBT and NBT Bank
Martin A. Dietrich	56	President and Chief Executive Officer
Michael J. Chewens	50	Senior Executive Vice President and Chief Financial Officer
David E. Raven	49	President of Retail Banking of NBT Bank, President and Chief Executive Officer of the Pennstar Bank Division
Jeffrey M. Levy	50	President of Commercial Banking and Capital Region President of NBT Bank
F. Sheldon Prentice	61	Corporate Senior Vice President, General Counsel and Corporate Secretary

Biographical information regarding the Named Executive Officers is set forth below.  Information regarding Mr. Dietrich can be found under the section Board Nominees for Terms Ending in 2015 found on page 5.

Michael J. Chewens has been Senior Executive Vice President and Chief Financial Officer of NBT and NBT Bank since January 2002.  He was EVP and CFO of same from 1999 to 2001.  He was also Corporate Secretary of NBT and NBT Bank from December 2000 to April 2010.

David E. Raven has been President of Retail Banking of NBT Bank since July 2006 and President and Chief Executive Officer of the Pennstar Bank Division of NBT Bank since August 2005.  Prior to that, Mr. Raven was President and Chief Operating Officer of the Pennstar Bank Division from August 2000 to 2005 and SVP of Sales and Administration from September 1999 through August 2000.

Jeffrey M. Levy has been Executive Vice President of NBT and President of Commercial Banking for NBT Bank since December 2006. He joined NBT in August 2005 as Capital Region President. Prior to joining NBT, Mr. Levy was Manager of New York State Government Banking at M&T Bank from January 2004 to August 2005 and President of the Capital District, Commercial Banking at M&T Bank from January 2001 to December 2003.

F. Sheldon Prentice has been Corporate Senior Vice President, General Counsel and Corporate Secretary of NBT and NBT Bank since April 2010.  Prior to that, Mr. Prentice was Senior Vice President and General Counsel of Merchants Bancshares, Inc. from March 2008 to April 2010.  Prior to that, Mr. Prentice was Senior Vice President, General Counsel and Secretary of Chittenden Corporation from December 1985 until December 2007, and remained at the successor to Chittenden Corporation, Peoples United Bank, until March 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers must, under Section 16(a) of the Exchange Act, file certain reports of their initial ownership of our common stock and of changes in beneficial ownership of our securities.  Based solely on a review of reports submitted to NBT, or written representations from reporting persons that all reportable transactions were reported, the Company believes that during the fiscal year ended December 31, 2011 all Section 16(a) filing requirements applicable to NBT’s officers and directors were complied with on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the Company’s executive compensation philosophy, guidelines and programs and the material factors affecting the Company’s decisions regarding the compensation of its senior executives. The discussion and analysis is presented to give our shareholders a clear and comprehensive picture of the Company’s executive compensation program, and its individual components.  For a full understanding of the information presented, you should read and consider the following narrative discussion, together with the information in the tables below and the narratives and footnotes that accompany the tables, as well as the Compensation and Benefits Committee Report included in this Proxy Statement. In this discussion, we refer to the Company’s Chief Executive Officer (the “CEO”), its Chief Financial Officer (the “CFO”), and the other individuals included in the Summary Compensation Table on page 28 as the Company’s “Named Executive Officers” or “NEOs.”

At our annual meeting of shareholders held on May 3, 2011 (the “2011 Annual Meeting”), the Company held an advisory vote on executive compensation.  Although the vote was non-binding, the Compensation Committee has considered and will continue to consider the outcome of the vote when determining compensation policies and setting NEO compensation.  Approximately 93% of the shares of Company common stock that were voted on the proposal were voted for the approval of the compensation of the NEOs as disclosed in the Company’s 2011 proxy statements.  The Compensation Committee believes that the result of this advisory vote shows especially strong support for the Company’s compensation policies and procedures. Additionally, at the 2011 Annual Meeting, Company shareholders voted, on a non-binding, advisory basis, to conduct the advisory vote on executive compensation every three years. Based upon the voting results, the Board of Directors determined that the Company will hold such vote every three years.

Guiding Principles and Policies

The primary objectives of the Company’s executive compensation program are:

●	To attract and retain talented senior executives.

●	To motivate senior executives by rewarding them for outstanding corporate and individual performance.

The following fundamental principles underlie the Company’s executive compensation program:

●	Executive compensation should be closely aligned with both short-term and long-term shareholder interests.

●	Executive compensation should appropriately reflect performance related to the achievement of corporate and individual goals.

●	Executives should be required to build and maintain significant equity investments in the Company.

●	Executive compensation should be determined by a committee composed entirely of independent directors having sufficient resources to do its job, including access to independent, qualified experts.

Setting Executive Compensation

Overview

The Company’s executive compensation program encompasses factors such as the executive’s position and responsibilities and reflects an appropriate pay mix based on five broad components: (i) base salary, (ii) short-term annual incentive bonus, (iii) long-term incentives, (iv) retirement and post-employment benefits and (v) other benefits and perquisites.  The Compensation and Benefits Committee (the “Committee”) regularly reviews these components in order to ensure that, as a whole, they conform with the Company’s guiding principles and policies relating to compensation. The Committee’s objective is to create long-term shareholder value by rewarding performance that furthers the strategic goals and growth of the Company. At the same time, the Committee seeks to maintain an executive compensation program that is competitive with comparably sized financial institutions.

Throughout 2011, the Committee engaged in review and analysis of the Company’s compensation programs and practices with the view toward strengthening the link between the Company’s pay practices and shareholder value. The Committee’s compensation decisions were based in part on (1) evidence of alignment between pay and Company performance; (2) market data and leading market practices; and (3) the compensation-oversight experience of several Members of the Committee who serve on other company boards.  In addition, because there is no “one size fits all” approach to compensation, the Committee was necessarily influenced by financial and non-financial factors unique to the Company and key to its current and projected future performance.  In 2011 the Committee obtained relevant information from a variety of sources, including the Company’s Human Resources Department, individual members of management, inside and outside legal counsel, advisors and compensation experts.  The Committee received reports from the CEO and the Director of Human Resources containing historical data about the total compensation, including the number and amount of awards, received by the NEOs and the broader executive management team as well as their individual and team contributions as measured by achievement of their annual individual performance goals and long-term objectives. The Committee also received reports from the CEO about the performance of each member of the executive management team, and recommendations for adjustments, if any, in their respective compensation.  In addition, the Committee requested and reviewed the CEO’s written self-assessment of performance during the course of the year and discussed with him various areas of his self-evaluation.

The compensation review process also entailed the use of survey data and peer group information prepared by Mercer (US) Inc. (“Mercer”) and presented by Mercer to the Committee.  In addition, members of the Committee also availed themselves of the opportunity to talk with Mercer directly about the data. Generally, the Committee focused on the total cash and total direct compensation levels of senior executive positions of companies in the finance/banking industry with assets of approximately $5.5 billion in size.  The Committee looked at peer group information to compare the total cash compensation levels of the Company’s NEOs to the total cash compensation levels of the NEOs of peer companies. Additionally, the Committee reviewed the financial performance of the Company relative to the performance of peer banks in order to assess the alignment of the Company’s NEOs’ pay to performance. The peer companies used as reference for total cash compensation and financial performance comparisons consist of community-based banking organizations in the Northeast with asset size and market similar to the Company’s and against which the Committee believes that the Company competes for executive talent.  In 2011, the group consisted of the following companies: Berkshire Hills Bancorp, Inc., Community Bank Systems, Inc., First Commonwealth Financial Corporation, FNB Corporation, National Penn Bancshares, Inc., Northwest Bancorp, Inc., Provident New York Bancorp, S&T Bancorp, Inc., Susquehanna Bancshares, Inc., Tompkins Financial Corporation, and TrustCo Bank Corp NY (collectively, the “Peer Group”).  The review process showed that the Company’s one-year (2011) financial performance exceeded the 75th percentile of the Peer Group and the actual total cash compensation of the NEOs is in line with this level of performance. Similarly, the Company’s three-year performance (2009-2011) exceeded the 75th percentile of the Peer Group, and the actual total direct compensation of the NEOs during that period was aligned with the Company’s three-year performance.

The Committee generally sets total direct compensation (base salary, annual incentive and long-term incentive opportunity) for the NEOs at median market levels. In some situations, the Committee may vary from this practice, based upon factors such as market competition, the urgency of the Company’s need to fill a position, and a candidate’s skill, experience, expertise,  performance history and increased level of responsibilities.  In 2011, taking into account the factors described above and consistent with the Company’s pay for performance strategy, the base salary, target total cash compensation and target total direct compensation for the NEOs in the aggregate approximated the median market levels.  A discussion of the individual components of the Company’s executive compensation program follows below.

Components of Executive Compensation

During 2011, the Company’s executive compensation program consisted of base salary, short-term cash incentives and long-term equity based incentives together with benefit plans, perquisites and personal benefits, and post-termination pay.  The table below sets forth the components of the Company’s executive compensation program; the component’s function related to total compensation; and identifies the tables that provide detailed information about each component.

Executive Compensation Overview

Compensation Component	Description	Purpose	Detailed Information
Base Salary	Pay for executive’s role, responsibilities, skill, experience, individual achievements and Company performance.	• To provide competitive and fair fixed base pay.	Summary Compensation Table
Executive Incentive Compensation Plan (a component of the Omnibus Incentive Plan)	Annual cash rewards for achievement of pre-determined level of Earnings Per Share and superior performance with respect to pre-determined individual goals of NEOs other than the CEO.	• Market competitive practice. • Directly links short term rewards to actual Company performance measures. • Encourages NEOs to make a significant personal contribution to the Company’s growth.	Summary Compensation Table Grants of Plan-Based Awards Table
Awards under the Omnibus Incentive Plan	Long-term equity compensation earned over a designated performance period and subject to Company performance.
•      Equity grants provide a competitive long-term incentive to NEOs in direct alignment with shareholder interests and also serves as an effective executive retention device.
•      Increases the weighting of variable pay, as part of total direct compensation, based on pre-determined Company performance metrics.

Summary Compensation Table Grants of Plan-Based Awards Table Outstanding Equity Awards at Fiscal Year-End Table Option Exercises and Stock Vested Table
Retirement Benefits
NEOs participate in Company-wide tax-qualified plans including: a defined benefit pension plan, a 401(k) & ESOP defined contribution plan and for certain NEOs, a non-qualified Supplemental Executive Retirement Plan (“SERP”).

•      Comparably situated companies customarily maintain broad-based, tax-qualified retirement plans as part of the overall compensation program.
•      SERPs allow the Company to provide competitive retirement benefits to key executives that are directly linked to salary history.  These benefits cannot be paid under the broad-based retirement plans due to IRS constraints.

Summary Compensation Table Pension Benefits Table Nonqualified Deferred Compensation Table

Compensation Component	Description	Purpose	Detailed Information
Perquisites and Other Personal Benefits	Benefits include automobiles, life and disability insurance, long term care insurance and club dues. Eligibility for each perquisite varies depending on the position of the NEO.	• These benefits are intended to attract and retain superior executive employees and foster continuity in executive leadership.	Summary Compensation Table
Termination & Severance Pay	NEOs have employment agreements providing post-termination severance compensation. NEOs also have Change-in-Control (“CIC”) agreements.	• Employment agreements assist in attracting and retaining the NEOs. • CIC arrangements provide continuity of management in the event of an actual or threatened change-in-control of the Company.	Potential Payments Upon Termination or Change in Control Table

Base Salary

The Committee reviews executive base salaries annually.  Base salary is the only fixed portion of compensation for salaried employees of the Company, including the NEOs.  It is the one component of compensation that provides the NEOs with financial certainty. The Company has entered into employment agreements with each NEO providing for a minimum base salary, subject to annual adjustments based on recommendations of the Committee. In establishing the fiscal 2011 salary for each NEO, the Committee considered:

●	The NEO’s responsibilities, qualifications and experience;

●	The NEO’s overall financial and operational achievements, as well as the performance of the business or function for which the individual is responsible;

●	The NEO’s role in leading or helping implement our short-term and long-term strategies; and

●	The market for individuals with the relevant skills, experience and expertise and the competitiveness of the executive compensation program in relationship to relative company peers.

In 2011, the Committee reviewed the base salaries of the NEOs to determine whether they were consistent with the Company’s guiding principles and policies and whether they reflected the annual base salaries of comparable executives in the Peer Group and survey data. The Committee determined that an upward adjustment in the base salary of each NEO was appropriate in order to maintain their base pay at their current positioning (market median level) within the Peer Group and survey data.  In addition to the adjustment related to the Peer Group analysis, Mr. Levy's salary was increased due to (i) a strategic decision to position him relative to other Level B Executives and (ii) sustained performance in the Commercial Banking portfolio and Capital District. The base salary for each of the NEOs is reflected in column (c) of the Summary Compensation Table on page 28.  Mr. Dietrich’s base salary in 2011 was $552,000 and will be $600,000 in 2012 to keep in line with the market median level.   Mr. Chewens’ base salary was $385,000 in 2011 and will be $397,000 in 2012.  Mr. Raven’s base salary was $385,220 in 2011 and will be $397,000 in 2012. Mr. Levy’s base salary was $325,000 in 2011 and will be $397,000 in 2012. Mr. Prentice’s base salary was $257,500 in 2011 and will be $275,000 in 2012 to keep in line with the market median level.  The salary increases are effective January 1, 2012 for all of the NEOs.

Variable Compensation

In addition to fixed base salaries, the Company provides cash and equity based incentive compensation. This incentive compensation varies in amount depending on the factors discussed below and are designed to promote superior performance and achievement of corporate goals, encourage the growth of shareholder value, and allow key employees to participate in the long-term growth and profitability of the Company.

Executive Incentive Compensation Plan

The Executive Incentive Compensation Plan (“EICP”) is a component of the Omnibus Plan, a shareholder-approved incentive plan authorizing several forms of cash and equity based incentive compensation.

The EICP is a short-term incentive plan that directly ties annual bonus awards to the Company’s performance as measured by diluted Earnings Per Share (“EPS”), as well as individual performance objectives. EICP awards are defined as a percentage of salary and weighted between corporate goals and individual performance objectives based on each executive’s position. If the threshold EPS level is not achieved, no awards will be paid.  In order to achieve the purposes of the EICP, the Committee will consider any of the following events that occur during a performance period: (a) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (b) any reorganization and restructuring programs; and (c) acquisitions or divestitures activity and related expenses, unless a determination is made at the beginning of the performance period to exclude any of these events.

At the beginning of each year, the Committee decides whether to provide incentive opportunities under the EICP and sets the EPS goal levels that will determine year-end payout.  The Committee approves the group of employees eligible to participate for that year.

In addition to the corporate earnings goals, the Committee establishes individual performance objectives as a component of the overall payout for each of the NEOs, other than the CEO.  The CEO’s EICP award is based entirely on corporate performance goals with no individual component.  The CEO provides input for the performance objectives for the other NEOs. Each such Named Executive Officer may have several individual performance objectives that are tied to both the executive’s respective corporate responsibilities and the Company’s overall strategic plan.  Objectives more critical to the Company are given more significant weight than other objectives.  Each individual performance objective is evaluated at year-end in terms of accomplishment.  The total result of each executive’s performance objectives plus the respective achieved corporate earnings percentage are combined and multiplied times base salary to derive the total payout.

The Named Executive Officers individual performance goals are aligned with the Company’s strategic focus areas.  For the 2011 performance year, the Compensation Committee set the following individual performance objectives for the Named Executive Officers (other than the Chief Executive Officer):

•
Mr. Chewens, Senior Executive Vice President and Chief Financial Officer.  Mr. Chewens’s individual performance objectives were aligned with the Company’s strategic focus areas of optimization of cost structure, investment in human capital and merger and acquisition strategy.   Specifically, Mr. Chewens’s goals were to provide in-depth analysis and guidance on strategic acquisitions, implement regulatory procedures and provide succession planning outcomes.

•
Mr. Levy, President of Commercial Banking. Mr. Levy’s individual performance objectives were aligned with the Company’s strategic focus areas of organic growth and enhancement of core deposit growth and investment in human capital.  Specifically, his goals were to increase demand deposit growth and loan production, enhance asset utilization by maintaining asset quality, and enhance his leadership effectiveness and develop high potential employees.

•
Mr. Raven, President of Retail Banking. Mr. Raven’s individual performance objectives were aligned with the Company’s strategic focus areas of organic growth and core deposit strategy and furthering our value proposition.  Specifically, Mr. Raven’s goals were to increase demand deposit growth, continue customer expectation strategies by implementing metrics, and meet or exceed all regulatory and compliance matters.

•
Mr. Prentice, General Counsel. Mr. Prentice’s individual performance objectives were aligned with the Company’s strategic focus areas of optimization of cost structure and furthering our value proposition.  Specifically, his goals were oriented toward aligning legal resources more effectively and providing value to shareholders in his Corporate Secretary responsibility.

At the completion of the 2011 performance year, Mr. Chewens and Mr. Prentice had met or exceeded all of his individual performance goals and Messrs. Levy and Raven had met or exceeded all individual performance goals other than those related to asset quality.  This resulted in a corresponding reduction in the individual performance goal component of Messrs. Raven and Levy’s EICP award. The Compensation Committee considered such results together with the corporate component results in determining awards under the EICP as described on page 21.

The following table depicts the corporate component and total individual performance objectives component weightings for the NEOs for fiscal year 2011.  For ease of reference here and in the potential payout table below, the CEO is referred to as Executive Level A, Messrs. Chewens, Raven and Levy are grouped together as Executive Level B and Mr. Prentice is referred to as Executive Level C.

Executive Level	Named Executive Officer	Corporate Component	Individual Component	Total
Level A	Mr. Dietrich	100%	0%	100%
Level B	Mr. Chewens	66%	34%	100%
Level B	Mr. Raven	66%	34%	100%
Level B	Mr. Levy	66%	34%	100%
Level C	Mr. Prentice	50%	50%	100%

If the Company’s actual EPS is equal to or greater than a predetermined threshold, the NEOs are eligible for awards calculated by multiplying (i) the assigned payout percentage (based upon achievement of the EPS goal at a certain level and, if applicable, achievement of individual performance objectives) times (ii) the base salary of the specific Named Executive Officer.  The awards may be increased by a factor of up to two times based upon attainment of actual earnings between the target and maximum EPS set by the Committee.  For example, if the Company achieved an EPS Level 3 (target) and the Named Executive Officer was at an Executive Level B, the maximum payout would be 47% of base salary.

In 2011, the Committee established an EPS goal which took into account current economic and financial constraints.  In order to mitigate excessive risk, the awards were structured so that achievement of a threshold EPS would yield an award under the EICP payable if 90% of target EPS was achieved.  The maximum award under the EICP would be achieved by reaching, or exceeding, 120% of target EPS. The Company’s reported diluted EPS of $1.71 was 114% of target EPS performance of $1.50.  Based on these results, and in accordance with the plan, the portion of the award that is based on the corporate component was payable to each NEOs at the payout level representing achievement of 110% of target EPS in 2011 (level 5 in the table below) (assuming achievement of individual performance objectives for officers other than the CEO).

For each NEO included in the EICP, other than the CEO, achievement of performance at the target EPS level for 2011 could result in a potential total award (comprised of both individual and corporate components) equal to 47% of base salary for Executive Level B and 31% for Executive Level C.  The full award is subject to achievement of the individual performance objectives as detailed above. EPS performance above target could yield award payouts of up to 200% of the target award payout (94% in this case for Executive Level B), detailed in the table below.  In the case of the CEO, achievement of Company performance at the target EPS level for 2011 would result in a payout of 100% of base salary.  The maximum payout is 200% of the payout at target, or 200% of base salary.

The following table depicts the range of potential payouts to the NEOs under the EICP for 2011 as a percentage of base salary, based upon achievement of individual performance objectives and attainment of corporate EPS goals identified in the table above.

EICP Payout Level	% of EPS Target	Exec. Level A Potential Payouts	Exec. Level B Potential Total Payouts: Individual and Corporate Components	Exec. Level C Potential Total Payouts: Individual and Corporate Components
Level 1	90%	75.0%	42.3%	27.9%
Level 2	95%	87.5%	44.7%	29.5%
Level 3 (target)	100%	100.0%	47.0%	31.0%
Level 4	105%	125.0%	58.8%	38.8%
Level 5	110%	150.0%	70.5%	46.5%
Level 6	115%	175.0%	82.3%	54.3%
Level 7	120%	200.0%	94.0%	62.0%

Omnibus Incentive Plan

  Since 2008, the 2008 Omnibus Incentive Plan (the “Omnibus Plan”) has been used to provide NEOs, and other eligible employees, with annual and long-term incentives in the form of cash, equity and performance-based awards. The terms and conditions governing the grant of awards under the Omnibus Plan are described below.

The Omnibus Plan replaced the Company’s 1993 Stock Option Plan, the Performance Share Plan, the Non-Employee Directors Restricted and Deferred Stock Plan, Non-Employee Director, Divisional Director and Subsidiary Director Stock Option Plan and the 2006 Non-Executive Restricted Stock Plan.  All outstanding awards under the replaced plans remain outstanding; however, no further awards were granted pursuant to such plans after the Omnibus Plan was approved by shareholders at the 2008 annual meeting.

As shown in the table below, Messrs. Dietrich, Chewens, Raven, Levy and Prentice received the following long-term non-cash compensation awards under the Omnibus Plan in 2011.  In granting these awards, the Committee considered Peer Group and survey data, as well as individual performance contributing to the Company’s success.

Omnibus Incentive Plan
Named Executive Officer	Option Awards (1)	Performance Restricted Unit Awards	Long-Term Incentive Plan Restricted Stock Unit Awards (2)	Restricted Stock Awards	Restricted Stock Unit Awards
Dietrich	30,000	24,150	23,000	0	6,250
Chewens	0	8,855	0	0	4,500
Raven	0	8,855	0	0	4,500
Levy	0	8,855	0	0	4,500
Prentice	0	6,440	0	1,000	1,375

(1)	Represents reload options granted upon cash exercise of the initial option grant.
(2)	Represents long-term incentive award earned for the second year of the performance period and is subject to reduction as described below under Long-Term Incentive Award.

Long-Term Incentive Award

On March 22, 2010, the Committee approved a long-term performance-based equity incentive program (“CEO LTIP”) for the CEO under the Omnibus Plan to emphasize long-term results and further align the CEO’s interests with those of the Company’s shareholders.  Under the program, the CEO has the opportunity to receive shares of Company common stock at the end of a six-year performance period (January 1, 2010 - December 31, 2015).  The CEO's award account is initially set at zero shares, and shares or stock units will be added or subtracted thereto annually over the six-year performance period based on whether the Company achieves annual diluted EPS targets to be established by the Committee at the beginning of each year.  The amount to be credited for achievement of the annual diluted EPS targets, as well as the amount to be subtracted for failure to achieve these targets, will be determined annually by the Committee at the same time that the diluted EPS target is determined for the applicable year.  The payment of the shares or stock units in the award account at the end of the six-year performance period is subject to the CEO’s continued employment with the Company, except in the event of death, disability, voluntary retirement after age 60 or certain significant corporate transactions.  Dividends on shares from the 2010 award in the award account will be paid to the CEO on a current basis; however no dividends will be paid on stock units in the award account. In the event that shares or units are subtracted from the total balance, the shares or units on which dividends will be paid will be adjusted using a first in, first out method.

The performance goal for the 2011 fiscal year was based on diluted EPS.  The guidelines established by the Committee for 2011 set the target EPS at $1.50 per share. The following table depicts the range of potential unit awards to the CEO under the 2011 CEO LTIP award under the Omnibus Plan for 2011:

Payout Level	% of EPS Target	Potential Payout
Level 1	Less than 100%	Deduct 5,750 Units
Level 2 (target)	100%	11,500 Units
Level 3	105%	23,000 Units

The Company reported diluted EPS of $1.71 for 2011 which was 114% of the target EPS.  Based on these results, and in accordance with the Omnibus Plan, the amount of the units transferred to the CEO LTIP award account were at the payout level representing achievement of 105% of target EPS in 2011 (level 3 in the table above, or 23,000 units).

On January 18, 2012, the Compensation Committee approved a long-term performance-based equity incentive program (“LTIP”) for the NEOs, other than the CEO, under the Omnibus Plan, to emphasize long-term results and further align the NEO’s interests with those of the Company’s shareholders.  Under the program, the NEOs have the opportunity to receive shares of Company common stock at the end of a performance period (January 1, 2012 through their Retirement Date).  Retirement Date means the earlier of the date the NEO reaches Normal Retirement Age or qualifies for Early Retirement under the NBT Bancorp Inc. Defined Benefit Pension Plan (each as such term is defined in the Defined Benefit Pension Plan).  The NEO's award account is initially set at zero shares, and stock units will be added or subtracted thereto annually over the performance period based on whether the Company achieves annual diluted EPS targets to be established by the Compensation Committee at the beginning of each year.  The amount to be credited for achievement of the annual diluted EPS targets, as well as the amount to be subtracted for failure to achieve these targets, will be determined annually by the Compensation Committee at the same time that the diluted EPS target is determined for the applicable year.  For the 2012 calendar year, a maximum of 2,000 stock units may be added to the award account.  If the threshold EPS target is not achieved in 2012, the award account will be reduced by 500 stock units.  The payment of the stock units in the award account at the end of the performance period is subject to the NEO’s continued employment with the Company, except in the event of death, disability or certain significant corporate transactions.  No dividends will be paid on stock units in the award account.

Performance Based Equity Awards

  Performance based equity awards are granted under the Omnibus Plan.  Performance share awards (in the form of restricted stock or units) are long-term, equity-based incentive awards that link executive compensation to the Company’s profitability and increased share value.  The Committee established guidelines for granting awards that are based on the attainment, by the participant, of specific performance goals established at a time when the outcome of the performance goals is substantially uncertain.  In setting the guidelines, the Committee considered a number of factors, including an individual’s organizational position, historical performance, prior awards, current performance and potential future contribution to the Company.  The Committee establishes the performance period over which the achievement of applicable performance goals will be measured, the executives who may participate during any performance period, the number of performance shares or stock units that may be awarded, and the vesting period for each grant.  Dividends or dividend equivalents are paid on awards granted prior to 2011.  No dividends or dividend equivalents are paid on awards granted in 2011.

The performance goal for each participant in the 2011 fiscal year was based on diluted EPS.  The guidelines established by the Committee for 2011 set the target EPS at $1.50 per share and provided that achievement of a threshold EPS equal to 90% of the target EPS would yield an award under the Omnibus Plan.  The maximum award under the Omnibus Plan would be achieved by reaching, or exceeding, 120% of target EPS.  The following table depicts the range of potential performance unit awards to the NEOs under the Omnibus Plan for 2011 as a percentage of the base award proposed by the Compensation Committee at the beginning of the fiscal year, based upon level of attainment of the EPS goal:

Payout Level	% of EPS Target	Potential Payout
Level 1	90%	80%
Level 2	95%	90%
Level 3 (target)	100%	100%
Level 4	105%	120%
Level 5	110%	140%
Level 6	115%	160%
Level 7	120%	180%

The Company reported diluted EPS of $1.71 for 2011 which was 114% of the target EPS.  Based on these results, and in accordance with the Omnibus Plan, the performance award was payable to each of the NEOs at the payout level representing achievement of 110% of target EPS in 2011 (level 5 in the table above).   Refer to the Grants of Plan-Based Awards table on page 30 for detail on the base (target) award for each NEO.

 Stock Options

 Stock options have been granted under the terms of the Omnibus 140
Plan.  The Committee approved the grant of non-tax qualified options to key management employees, including the NEOs.  Options, when granted, are awarded with an exercise price equal to the fair market value on the NASDAQ Stock Market on the date of the grant.  Options granted by the Committee under the Omnibus Plan vest at a rate of 40% after one year, and in equal 20% increments over the next three years.  Reload options vest 100% on the 2nd anniversary of the reload grant date.  Options are forfeited if the holder does not exercise them within ten years of the grant date.  In 2011, there were no options granted to the NEOs.

Retirement Plans

Defined Benefit Pension Plan

The NEOs participate in the NBT Bancorp Inc. Defined Benefit Pension Plan (the “Pension Plan”), which is a noncontributory, tax-qualified defined benefit pension plan.  The Pension Plan is available to all Company employees who have attained age 21 and have completed one year of service, as defined in the Pension Plan.  The Pension Plan provides for 100% vesting after three years of qualified service.  The Pension Plan has a cash balance feature, in which all of the NEOs participate.  The footnotes to the Pension Benefits Table on page 33, including the narrative discussion that follows such table, contain a detailed description of the defined benefit/cash balance pension plan, including a description of the eligibility, crediting, vesting, mortality, and other terms and assumptions used for the calculation of Pension Plan benefits. Beginning January 1, 2010, participants in the Pension Plan were eligible for additional discretionary contributions to the 401(k) & Employee Stock Ownership Plan (“401(k) Plan”) in lieu of interest credits to the cash balance portion of the pension plan.

Supplemental Retirement Benefits

Certain NEOs participate in a Supplementary Executive Retirement Plan (“SERP”), which is principally designed to restore benefits that would have been paid to the Named Executive Officer if certain federal tax limitations were not in effect, as well as to attract and retain qualified and experienced executive officers.  Each SERP is embodied in an agreement between the Company and the respective Named Executive Officer. The narrative that follows the Nonqualified Deferred Compensation Table on page 35 contains a detailed description of each SERP.

401(k) & Employee Stock Ownership Plan

The 401(k) Plan (defined above) is a tax-qualified defined contribution retirement savings plan available to all Company employees who have attained age 21 and are either scheduled to complete one year of service or have completed one year of service, as defined by the plan.  Plan participants may contribute up to the limit prescribed by the Internal Revenue Service on a before-tax basis.  The Company matches 100% of the first 3% of pay contributed to the plan.  Additionally, the Company can make discretionary contributions to the Plan based on its financial performance.  A discretionary contribution may also be made in the form of an employer non-elective amount to the ESOP portion of the plan based on the performance of the Company of up to 3% of base pay.  In 2011, the discretionary contribution for the 401(k) portion of the Plan was 2.0% of base pay and for the ESOP portion of the Plan was 2.0% of base pay.  All Company contributions to this retirement plan are made in the form of Company common stock, and vest at the rate of 20% per year with full vesting following five years of benefit service.  The NEOs participate in the 401(k) Plan.  Column (g) in the Summary Compensation Table on page 28 includes the dollar value of the stock contributed by the Company under the 401(k) Plan to each of the NEOs.  In addition, effective for plan years after December 31, 2009, the Company may make discretionary contributions to the 401(k) portion of the plan to offset the elimination of interest credits to the Pension Plan, as described above.

Deferred Compensation Plan

The Deferred Compensation Plan allows the NEOs, and such other key employees as the Committee may approve annually, to defer some or all of their salary, commissions and/or bonus, to a future date. Eligible employees are generally those employees determined to be highly compensated employees of the Company.  Certain NEOs elected to defer compensation under this plan as detailed in the Nonqualified Deferred Compensation Table on page 35.

Perquisites and Other Personal Benefits

The Company provides NEOs with perquisites and other personal benefits that the Committee and the Company believe are reasonable and consistent with the Company’s guiding compensation principles.  These benefits enable the Company to attract and retain superior employees for key positions.  During 2011, these benefits included the use of Company-owned automobiles, life and disability insurance, long term care insurance, and for certain NEOs, club memberships.  Each NEO has a universal life insurance policy equal to two times his base salary, up to a maximum of $500,000, with the benefit payable to a beneficiary selected by the NEO.  The Company pays the premiums on each policy.  The Company also maintains split-dollar bank owned life insurance for the benefit of the Company and the CEO. Messrs. Dietrich, Chewens, Raven and Levy each have the use of a Company-owned automobile.  Any personal mileage incurred by the executive is taxed as additional compensation in accordance with IRS regulations.  The Committee periodically reviews the levels of perquisites and other personal benefits provided to NEOs.  The dollar amount of these benefits is reflected in column (h) in the Summary Compensation Table on page 28.  The aggregate amounts of perquisites and other personal benefits paid to Messrs. Dietrich, Chewens, Raven and Prentice were determined to be less than the established reporting thresholds for detailed disclosure.

Stock Ownership Guidelines

To directly align their interests with shareholders’ interests, in 2005 the Committee established stock ownership guidelines for the Board of Directors and the executive management team, including the NEOs.  The Committee considered the financial means of each executive in setting each executive’s required purchase of shares.  In 2010, those guidelines were modified by the Committee, increasing the required levels of ownership and allowing the Committee to grant an additional five years to comply with the guidelines in the event of a hardship, as determined by the Committee.  The executives must comply with the guidelines by the later of five years from the adoption of the modified policy (December 31, 2015) or five years from the date of promotion to the executive management team or election to the Company’s Board.  Failure to meet the guidelines could, at the Committee’s discretion, affect future stock awards.  As of December 31, 2011, all NEOs and Directors were in compliance with the established guidelines.

Tax and Accounting Matters

Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a company for compensation in excess of one million dollars paid to a company’s CEO, and to the next four highest paid officers of the company, unless the compensation qualifies as “performance-based compensation” or falls under certain other specified exceptions under Section 162(m).  Generally, to qualify as performance-based compensation, the plan or arrangement must contain specific performance criteria, specific limits on awards and amounts and must have shareholder approval.  Performance awards under the Omnibus Incentive Plan (and the specific arrangements thereunder providing for performance awards, such as the Executive Incentive Compensation Plan) contain specific performance criteria and are intended to meet the performance-based compensation exception to the annual one million dollar limitation.  However, while the Committee recognizes the importance of tax deductibility and endeavors to formulate its compensation program in a tax-effective manner, it also believes it is critical to balance tax deductibility with ensuring that the Company’s programs are designed appropriately to recognize and reward executive performance, such that at times current tax deductibility limits may be exceeded.

Section 409A.  Section 409A of the Internal Revenue Code generally provides that unless certain requirements are met, amounts deferred under a nonqualified deferred compensation plan are currently includible in an employee’s gross income to the extent not subject to a substantial risk of forfeiture.  Section 409A applies to most forms of deferred compensation, including but not limited to, nonqualified deferred compensation plans or arrangements, certain equity based performance awards, and severance plans or individual severance arrangements contained within employment agreements.  Generally, under Section 409A, any severance arrangement not in compliance with Section 409A covering a Named Executive Officer pursuant to an employment or change in control agreement which is effective upon termination of employment, any deferrals under a nonqualified deferred compensation plan that do not comply with Section 409A or any stock option award grants with an exercise price of less than fair market value on the date of grant may subject the Named Executive Officer to (i) current income inclusion of the relevant amounts, (ii) interest at the IRS underpayment rate, and (iii) an additional 20% excise tax.  The Company believes it is operating in good faith compliance with the statutory and regulatory provisions currently in effect.  The Nonqualified Deferred Compensation Table on page 35 provides detailed information about the Company’s nonqualified deferred compensation arrangements.

Sections 4999 and 280G.  Section 4999 of the Internal Revenue Code imposes a 20% excise tax on certain “excess parachute payments” made to “disqualified individuals.” Under Section 280G of the Internal Revenue Code, such excess parachute payments are also nondeductible to the Company. If payments that are contingent on a change of control to a disqualified individual (which terms include the NEOs) exceed 2.99 times the individual’s “base amount,” they constitute “excess parachute payments” to the extent they exceed one times the individual’s base amount.

The Company  has entered into change in control agreements with each of Messrs. Dietrich, Chewens, Raven and Levy pursuant to which the Company  will make an indemnification payment to the executive officer so that, after payment of the initial excise tax and all additional income and excise taxes imposed on the indemnification payment, the executive officer would retain approximately the same net after-tax amounts under the employment agreement that he would have retained if there were no excise tax (unless the amount in excess of three times the individual’s base amount is $50,000 or less in which case no indemnification payment will be provided). In general, the Committee believes that a change in control should not materially affect the net after-tax value to these individuals of termination benefits under their agreements. Neither the Company, nor NBT Bank, is permitted to claim a federal income tax deduction for the portion of the change of control payment that constitutes an “excess parachute payment,” or the indemnification payment.

Accounting Considerations.  The Committee is informed of the financial statement implications of the components of the compensation program for NEOs. However, a compensation component’s contribution to the objectives of our compensation program and its projected economic cost, which may or may not be reflected on our financial statements, are the main elements of Named Executive Officer compensation decisions.

EXECUTIVE COMPENSATION

The table below summarizes the total compensation paid to or earned by each of the NEOs for the fiscal year ended December 31, 2011. The compensation received by the NEOs was a combination of cash and equity compensation and long-term and short-term compensation. The Compensation and Benefits Committee concluded that this mix reflects the compensation principles discussed in the Compensation Discussion and Analysis, as applied to each NEO’s responsibilities and performance. Collectively, 2011 total compensation for the NEOs consisted of, on average, 50% cash payments and 30% equity awards, and 50% and 50% in short-term and long-term compensation, respectively. Mr. Dietrich’s compensation was comprised of 31% cash payments and 33% equity awards, and 31% and 69% in short-term and long-term compensation, respectively.

Summary Compensation Table
Name and Principal Position	Year	Salary ($) (1)	Option Awards ($) (2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation Earnings ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Martin A. Dietrich	2011	$552,000	$144,879	$1,293,923	$828,000	$1,600,893	$89,681	$4,509,376
President & Chief Executive	2010	$535,600	$123,265	$728,228	$642,720	$889,582	$71,332	$2,990,727
Officer	2009	$520,000	$141,548	$209,700	$390,000	$830,086	$61,151	$2,152,485

Michael J. Chewens	2011	$385,220	$0	$325,628	$270,656	$190,996	$46,166	$1,218,666
Senior Executive Vice President	2010	$374,000	$88,751	$156,849	$263,670	$183,221	$42,701	$1,109,192
Chief Financial Officer	2009	$363,000	$101,914	$125,820	$168,287	$199,855	$36,650	$995,526

David E. Raven	2011	$385,220	$0	$325,628	$262,335	$201,780	$51,460	$1,226,423
President of Retail Banking of	2010	$374,000	$88,751	$156,849	$245,718	$157,900	$48,528	$1,071,746
NBT Bank, President and	2009	$363,000	$101,914	$125,820	$164,802	$166,334	$42,488	$964,358
Chief Executive Officer of
Pennstar Bank

Jeffrey M. Levy	2011	$325,000	$0	$325,628	$227,565	$188,342	$58,020	$1,124,555
President of Commercial	2010	$275,000	$88,751	$156,849	$193,215	$113,718	$50,405	$877,938
Banking and NBT Bank Capital	2009	$250,000	$73,605	$117,432	$112,565	$16,685	$42,354	$612,641
Region President

F. Sheldon Prentice	2011	$257,500	$0	$189,681	$119,738	$5,182	$20,616	$592,717
Corporate Senior Vice President,	2010	$250,000	$65,757	$20,420	$100,000	$0	$11,425	$447,602
General Counsel and	2009	$0	$0	$0	$0	$0	$0	$0
Corporate Secretary

(1)
Certain NEOs deferred a portion of their salary in 2011, 2010 and 2009.  The deferred portion of their 2011 salary is detailed in the Nonqualified Deferred Compensation table on page 35.  Mr. Prentice’s salary is shown annualized for 2010.

(2)
The amounts in column (d) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for each fiscal year in which the option was granted.  The assumptions used to calculate the fair value of these option awards are set forth in footnote 18 to the Company’s audited consolidated financial statements contained in the Company’s Form 10-K for the year ended December 31, 2011.

(3)
The amounts in column (e) reflect the aggregate grant date fair value of the target performance awards and the annual non-performance equity award for the NEOs.  The assumptions used to calculate the fair value of these stock awards are set forth in footnote 18 to the Company’s audited consolidated financial statements contained in the Company’s Form 10-K for the year ended December 31, 2011.  The maximum values for the performance based restricted stock unit and performance based long-term awards issued under the Omnibus Plan and the actual awards certified in January 2012 were as follows:

Executive	Restricted Stock Unit Performance-Based Award		Long-Term Performance-Based Award
	Maximum Award	Actual Award	Maximum Award	Actual Award
Martin A. Dietrich	$749,858	$583,223	$555,450	$555,450
Michael J. Chewens	$274,948	$213,848	N/A	N/A
David E. Raven	$274,948	$213,848	N/A	N/A
Jeffrey M. Levy	$274,948	$213,848	N/A	N/A
F. Sheldon Prentice	$199,962	$155,526	N/A	N/A

(4)
The amounts in column (f) reflect cash awards to Messrs. Dietrich, Chewens, Levy and Raven under the EICP in 2011, 2010 and 2009, which were paid in January of the following calendar year.  The 2011 amount for Mr. Prentice reflects the cash award under the EICP while the 2010 amount reflects a cash award, consisting of a guaranteed bonus as a condition of hire.  Certain NEOs deferred a portion of the 2011, 2010 and 2009 awards.  The deferred portion of the 2011 award is detailed in the Nonqualified Deferred Compensation table on page 35.

(5)
The amounts in column (g) reflect solely the actuarial increase in the present value of the Named Executive Officer’s benefits under all qualified and non-qualified pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements as set forth in footnote 18 to the Company’s audited consolidated financial statements contained in the Company’s Form 10-K for the year ended December 31, 2011 and includes amounts which the Named Executive Officer may not currently be entitled to receive because such amounts are not vested.

(6)	The amount shown in column (h) reflects the following items as applicable for each named executive officer for 2011:

Compensation	Dietrich	Chewens	Raven	Levy	Prentice
Value of matching and discretionary contributions to the 401(K) & ESOP (See page 25 under the heading “Retirement Plans”)	$17,150	$17,150	$17,150	$17,150	$17,150
Value of life and disability insurance premiums paid by the Company (See page 26 under the heading “Perquisites and Other Personal Benefits”)	$20,208	$7,421	$6,458	$7,961	$2,666
Value of dividends or other earnings paid on stock or option awards not included within the FASB ASC Topic 718 aggregate fair value pursuant to the Omnibus Plan, Performance Share Plan and Stock Option Plan (See page 23 to 25 under the headings of and “Omnibus Incentive Plan” , “Performance Based Equity Awards” and “Stock Options” ) (a)	$48,600	$19,800	$19,640	$15,660	$800
Value of Perquisites and Other Personal Benefits (b)	$0	$0	$0	$17,249	$0

(a)	The amount shown for each of the NEOs represents dividends paid on stock awards.
(b)	The amount shown for Perquisites and Other Personal Benefits consists of personal vehicle use of $3,663 and club memberships of $13,586 for Mr. Levy.

Grants of Plan-Based Awards

The following table provides information about plan-based awards to the NEOs under the Company’s cash and equity incentive plans during 2011.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Options & Awards:		Exercise or Base Price
Name	Grant Date	Date of Committee /Board Action	Threshold ($)	Target ($)	Maximum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)	Number of Securities Underlying Options (#)		of Options & Awards ($/Sh) (4)	Grant Date Fair Market Value ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)		(k)	(l)
Martin A. Dietrich	01/18/2011	01/18/2011	$414,000	$552,000	$1,104,000	13,800	17,250	31,050				$583,223
	01/18/2011	01/18/2011				0	11,500	23,000				$555,450
	01/15/2011	12/20/2010							6,250	(3)	$24.84	$155,250
	11/18/2011(5)	01/28/2002							30,000		$20.94	$144,879

Michael J. Chewens	01/18/2011	01/18/2011	$162,948	$181,053	$362,107	5,060	6,325	11,385				$213,848
	01/15/2011	12/20/2010							4,500	(3)	$24.84	$111,780

David E. Raven	01/18/2011	01/18/2011	$162,948	$181,053	$362,107	5,060	6,325	11,385				$213,848
	01/15/2011	12/20/2010							4,500	(3)	$24.84	$111,780

Jeffrey M. Levy	01/18/2011	01/18/2011	$137,475	$152,750	$305,500	5,060	6,325	11,385				$213,848
	01/15/2011	12/20/2010							4,500	(3)	$24.84	$111,780

F. Sheldon Prentice	01/18/2011	01/18/2011	$71,843	$79,825	$159,650	3,680	4,600	8,280				$155,526
	01/15/2011	12/20/2010							1,375	(3)	$24.84	$34,155

(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards are a product of a percentage of base salary in accordance with the EICP, a detailed description of which appears on page 21.
(2)
Estimated Future Payouts Under Equity Incentive Plan Awards represent performance-based awards issued in accordance with the Omnibus Plan, a description of which can be found in the Compensation Discussion and Analysis narrative.

(3)	The January 15, 2011 restricted stock unit awards were issued pursuant to the Omnibus Plan, a description of which can be found in the Compensation Discussion and Analysis narrative.
(4)	The exercise price of stock option awards was fair market value on the date of grant, as calculated by the Plan Administrator as provided in the Omnibus Plan.
(5)	Granted pursuant to a one-time reload feature included in options originally granted in 2002 and exercised on the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about outstanding equity awards under the Company’s equity compensation plans at December 31, 2011, whether granted in 2011 or earlier, including awards that have been transferred other than for value.

	Option Awards						Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (6)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (2)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)		(i)	(j)		(k)
Martin A. Dietrich	11/18/2011	0	30,000	$20.9400	(5)	11/18/2021	01/15/2011	6,250	(9)	$138,313
	01/15/2010	10,000	15,000	$20.1900	(4)	01/15/2020	01/01/2010	20,000	(8)	$442,600
	01/15/2009	15,000	10,000	$25.3800	(4)	01/15/2019	01/01/2010	15,750	(1)	$348,548
	01/15/2008	20,000	5,000	$20.3617	(3)	01/15/2018	01/01/2009	7,500	(1)	$165,975
	12/27/2007	12,641	0	$24.5692	(5)	12/27/2017	05/31/2008	9,700	(1) (7)	$214,661
	01/01/2007	28,000	0	$25.7620	(3)	01/01/2017	01/01/2008	7,800	(1)	$172,614
	01/01/2006	30,000	0	$22.3520	(3)	01/01/2016
	08/01/2005	6,470	0	$24.4458	(5)	08/01/2015	01/01/2011				23,000	(8)	$508,990
	01/20/2005	22,423	0	$23.2708	(3)	01/20/2015	01/01/2011				24,150	(1)	$534,440
	02/11/2004	3,840	0	$22.2050	(5)	02/11/2014
	01/01/2004	21,311	0	$22.1715	(3)	01/01/2014
	01/01/2003	24,000	0	$17.5380	(3)	01/01/2013

Michael J. Chewens	01/15/2010	7,200	10,800	$20.1900	(4)	01/15/2020	01/15/2011	4,500	(9)	$99,585
	01/15/2009	10,800	7,200	$25.3800	(4)	01/15/2019	01/01/2010	7,700	(1) (7)	$170,401
	01/15/2008	14,400	3,600	$20.3617	(3)	01/15/2018	01/01/2009	4,500	(1)	$99,585
	01/01/2007	20,000	0	$25.7620	(3)	01/01/2017	05/31/2008	6,700	(1) (7)	$148,271
	01/01/2006	22,000	0	$22.3520	(3)	01/01/2016	01/01/2008	5,850	(1)	$129,461
	01/20/2005	17,507	0	$23.2708	(3)	01/20/2015
	01/01/2004	715	0	$22.1715	(3)	01/01/2014	01/01/2011				8,855	(1) (7)	$195,961

David E. Raven	01/15/2010	7,200	10,800	$20.1900	(4)	01/15/2020	01/15/2011	4,500	(9)	$99,585
	01/15/2009	10,800	7,200	$25.3800	(4)	01/15/2019	01/01/2010	7,700	(1)	$170,401
	01/15/2008	13,600	3,400	$20.3617	(3)	01/15/2018	01/01/2009	4,500	(1)	$99,585
	01/01/2007	19,000	0	$25.7620	(3)	01/01/2017	05/31/2008	6,500	(1)	$143,845
	01/01/2006	20,000	0	$22.3520	(3)	01/01/2016	01/01/2008	5,850	(1)	$129,461
	01/20/2005	16,289	0	$23.2708	(3)	01/20/2015
	01/01/2004	15,831	0	$22.1715	(3)	01/01/2014	01/01/2011				8,855	(1)	$195,961

Jeffrey M. Levy	01/15/2010	7,200	10,800	$20.1900	(4)	01/15/2020	01/15/2011	4,500	(9)	$99,585
	01/15/2009	7,800	5,200	$25.3800	(4)	01/15/2019	01/01/2010	7,700	(1)	$170,401
	01/15/2008	6,000	1,500	$20.3617	(3)	01/15/2018	01/01/2009	4,200	(1)	$92,946
	01/01/2007	9,000	0	$25.7620	(3)	01/01/2017	05/31/2008	2,800	(1)	$61,964
	01/01/2006	5,000	0	$22.3520	(3)	01/01/2016	01/01/2008	4,875	(1)	$107,884
	10/01/2005	20,000	0	$23.2930	(3)	10/01/2015
							01/01/2011				8,855	(1)	$195,961

F. Sheldon Prentice	05/01/2010	4,000	6,000	$24.4700	(4)	05/01/2020	01/15/2011	1,375	(9)	$30,429
							07/01/2010	1,000	(1)	$22,130
							01/01/2011				6,440	(1)	$142,517

(1)	Restricted stock or unit awards vest 100% five years after the date of its grant.
(2)	The market values of these shares are based on the closing market price of the Company’s common stock on the NASDAQ Stock Market of $22.13 on December 31, 2011.
(3)	Options were issued pursuant to the NBT Bancorp Inc. 1993 Stock Option Plan and each grant vests 40% after one year, 20% annually for the following three years.
(4)	Options were issued pursuant to the 2008 Omnibus Plan and each grant vests 40% after one year, 20% annually for the following three years.
(5)
Reload options granted upon cash exercise of initial option grant, issued pursuant to the 1993 Stock Option Plan. Each reload grant vests 100% two years after the date of its grant. The 11/18/11 reloaded options were issued pursuant to the 2008 Omnibus Plan.

(6)	These awards were earned during 2011 based on performance certified in January 2012. The Committee approves the award based on such certification effective January 1, 2012.
(7)	The executive has deferred this award.

(8)	Long-Term Incentive Plan awards vest in full on January 1, 2016.
(9)	Restricted stock unit awards vest 40% the first year and 20% in each of years two, three and four.

Option Exercises and Stock Vested

The following table provides information about stock options exercised and restricted shares vested for the NEOs during 2011.

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($) (2)
(a)	(b)	(c)	(d)	(e)
Martin A. Dietrich	30,000	$197,724	5,500	$132,825

Michael J. Chewens	0	$0	3,850	$92,978

David E. Raven	0	$0	3,850	$92,978

Jeffrey M. Levy	0	$0	550	$13,283

F. Sheldon Prentice	0	$0	0	$0

(1)	The “Value Realized on Exercise” is equal to the difference between the option exercise price and the fair market value on the National Market System of NASDAQ on the date of exercise.

(2)	The “Value Realized on Vesting” is equal to the per share market value of the underlying shares on the vesting date multiplied by the number of shares acquired on vesting.

Pension Benefits Table

The following table includes information about the NEOs’ benefits under the Company’s Pension Plan and each individual SERP.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Martin A. Dietrich	NBT Bancorp Inc. Defined Benefit Plan	26.2500	$1,642,433	$0
	Dietrich SERP	11.0000	$3,433,352	$0

Michael J. Chewens	NBT Bancorp Inc. Defined Benefit Plan	16.0000	$988,264	$0
	Chewens SERP	11.0000	$321,506	$0

David E. Raven	NBT Bancorp Inc. Defined Benefit Plan	14.0000	$593,417	$0
	Raven SERP	8.0000	$346,714	$0

Jeffrey M. Levy	NBT Bancorp Inc. Defined Benefit Plan	6.0000	$111,761	$0
	Levy SERP	2.0000	$231,731	$0

F. Sheldon Prentice	NBT Bancorp Inc. Defined Benefit Plan	1.0000	$5,182	$0

(1)	The above amounts were computed using the following significant assumptions:
Mortality – The RP-2000 Mortality Table for males and females with projected mortality improvements to 2012.
Discount Rate – 4.10%
Salary Increases – 3.00% for Defined Benefit Plan Benefits, 3.75% for SERP benefits
Interest Rate Credit for determining projected cash balance account – 3.25%
Interest rate to annuitize cash balance account – 5.25%
Mortality to annuitize cash balance account - This table is currently a 50/50 blend of the sex distinct combined annuitant/non-annuitant mortality tables prescribed by the Internal Revenue Service for determine the “Funding Target Liability” for 2012.
Assumed Retirement Age – Retirement rates for ages 55-66 for Defined Benefit Plan Benefits, age 60 for Dietrich SERP, age 62 for Chewens SERP, Raven SERP, and Levy SERP.
Credited service under the Defined Benefit Plan is based on date of participation, not date of hire; the first year of service is excluded. Credited service under each SERP is earned from the effective date of the agreement.

 The NEOs participate in the NBT Bancorp Inc. Defined Benefit Pension Plan.  The Pension Plan is a noncontributory, tax-qualified defined benefit pension plan.  Eligible employees are those who have attained age 21 and have completed one year of service in which the employee worked at least 1,000 hours.  The Pension Plan provides for 100% vesting after three years of qualified service.  Benefits payable as an annuity at age 65 are reduced 3% per year for early retirement.  Early retirement eligibility is age 55 with 3 years of service.  Mr. Dietrich is the only NEO who is eligible for early retirement as of December 31, 2011.  Mr. Dietrich, Mr. Chewens, Mr. Raven, and Mr. Levy are 100% vested as of December 31, 2011.  Mr. Prentice is a participant in the Pension Plan but is not vested as of December 31, 2011.  Prior to the amendment and restatement of the Pension Plan effective January 1, 2000, the Pension Plan had received a determination from the Internal Revenue Service that it was qualified under Section 401(a) of the Internal Revenue Code.  The Pension Plan, as amended and restated effective January 1, 2000, received favorable determination effective October 11, 2007.  The Pension Plan, as amended and restated effective January 1, 2009, was submitted to the IRS for favorable determination in 2010.   The Pension Plan was converted to a defined benefit plan with a cash balance feature, effective January 1, 2000.  Prior to that date, the Pension Plan was a traditional defined benefit pension plan.  Each active participant in the Pension Plan as of January 1, 2000 was given a one-time irrevocable election to continue participating in the traditional defined benefit plan design or to begin participating in the new cash balance plan design.  All employees who became participants after January 1, 2000 automatically participated in the cash balance plan design.  Each of our NEOs participate in the cash balance plan design.

Under the cash balance plan design, hypothetical account balances are established for each participant and pension benefits are generally stated as the lump sum amount in that hypothetical account.  Notwithstanding the preceding sentence, since a cash balance plan is a defined benefit plan, the annual retirement benefit payable at normal retirement (age 65) is an annuity, which is the actuarial equivalent of the participant’s account balance under the cash balance plan.  However, participants may elect, with the consent of their spouses if they are married, to have the benefits distributed as a lump sum rather than an annuity.

In 2011, benefits under the Pension Plan are computed using a cash balance methodology for participants  who converted (as described hereafter) that provides for pay-based credits to the participants’ hypothetical accounts equal to 5% to 22% (depending on age and other factors) on the first $245,000 of annual eligible compensation.  Eligible compensation under the Pension Plan is defined as fixed basic annual salary or wages, commissions, overtime, cash bonuses, and any amount contributed by the Company at the direction of the participant pursuant to a salary reduction agreement and excludible from the participant’s gross income under the Internal Revenue Code, but excluding any other form of remuneration, regardless of the manner calculated or paid, such as amounts realized from the exercise of stock options, severance pay or our cost for any public or private benefit plan, including the Pension Plan.  In addition to the pay-based service credits, annual interest credits are made to the participant’s account balance based on the average annual yield on 30-year U.S. Treasury securities for the November of the prior year.  The Pension Plan was amended effective December 31, 2009, such that future pay-based credits will not receive interest credits within the cash balance plan.  The interest credits on future pay-based credits will be made as discretionary Company contributions to the 401(k) Plan.   Hypothetical account balances as of December 31, 2009 will continue to receive annual interest credits as described above.  For 2011, the pay-based credits for Messrs. Dietrich, Chewens, Raven, Levy and Prentice were 22%, 19%, 19%, 19% and 5%, respectively.  The Company’s contributions to the Pension Plan in 2011 for Messrs. Dietrich, Chewens, Raven, Levy, and Prentice were $53,900, $46,550, $46,550, $46,550, and $12,250 respectively.

Nonqualified Deferred Compensation

The following table includes information about the activity in, and balances of, each named executive officer’s SERP and the Deferred Compensation Plan.

Name	Executive Contributions in 2011 ($) (1)	Registrant Contributions in 2011 ($)	Aggregate Earnings in 2011 ($) (2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at December 31, 2011 ($)
(a)	(b)	(c)	(d)	(e)	(f)
Martin A. Dietrich	$50,000	$1,157,845	$320,140	$29,979	$3,602,371

Michael J. Chewens	$262,719	$107,378	$(18,520)	$0	$714,456

David E. Raven	$13,117	$136,836	$801	$22,322	$370,947

Jeffrey M. Levy	$34,135	$133,451	$13,149	$40,374	$278,468

F. Sheldon Prentice	$0	$0	$0	$0	$0

(1)
Mr. Dietrich contributed $50,000 to the Deferred Compensation plan, which was reported as salary in the Summary Compensation Table on page 28.    Each of Messrs. Chewens, Raven, and Levy contributed $262,719, $13,117, and $34,135, respectively to the Deferred Compensation plan, each of which was reported as non-equity incentive plan compensation earnings in the Summary Compensation Table on page 28.

(2)
The aggregate earnings are from the SERP and deferred compensation plan.  The earnings from the deferred compensation plan are due to market value increases on the investments in the plan, which are not an expense to the Company.

Supplemental Retirement Benefits

Section 415 of the Internal Revenue Code places certain limitations on pension benefits that may be paid from the trusts of tax-qualified plans, such as the plan.  Because of these limitations and in order to provide certain executives with adequate retirement income, we have entered into supplemental retirement agreements which provide retirement benefits to the named executives in the manner discussed below.  It should be noted that where applicable, the amounts payable under the Supplemental Retirement Agreements, as discussed in the following section, are offset by payments made under the Pension Plan, the annuitized employer portion of our 401(k) & ESOP and Social Security.

NBT has entered into agreements with Messrs. Dietrich, Chewens, Raven and Levy to provide each executive with supplemental retirement benefits.  Messrs. Dietrich’s, Chewens’, and Raven’s agreements were revised most recently on November 5, 2009.  Mr. Levy’s agreement was executed on January 1, 2010.  Each SERP provides the executive with an annual supplemental benefit at normal retirement, including (a) the annual benefit payable to the executive under our pension plan, (b) the annual benefit that could be provided by contributions by us and NBT Bank (other than the executive’s elective deferrals) to our 401(k) & ESOP and the earnings on those amounts if these contributions and earnings were converted to a benefit payable under the agreement using the actuarial assumptions provided under the agreement, (c) his Social Security benefit and (d) the SERP, which will be equal to the greater of (1) a percentage (60% for Mr. Dietrich and 50% for Messrs. Chewens, Raven, and Levy) of the executive’s final average compensation (i.e., average annual base salary, commissions, bonuses and elective deferrals without regard to any Internal Revenue Code limitations on compensation applicable to tax qualified plans) or (2) the sum of the annual amount of the executive’s benefit under our pension plan, calculated without giving effect to limitations and restrictions imposed by the Internal Revenue Code plus the annual benefit that could be provided by contributions by the Company and NBT Bank (other than the executive’s elective deferrals) to the Company’s 401(k) & ESOP and the earnings on those amounts, calculated by disregarding the limitations and restrictions imposed by the Internal Revenue Code and using the actuarial assumptions set out in the Pension Plan, with the exception of a different salary scale assumption.

Reduced amounts will be payable under each SERP in the event the NEO takes early retirement.  If the NEO dies leaving a surviving spouse, his spouse will be entitled to an annual benefit for life equal to the annual survivor annuity benefit under our pension plan, calculated without giving effect to limitations and restrictions imposed by the Internal Revenue Code, reduced by the surviving spouse benefit actually payable under such plan, plus a lump sum amount equal to contributions by the Company and NBT Bank (other than the executive’s elective deferrals) to our 401(k) & ESOP, calculated by disregarding the limitations and restrictions imposed by the Internal Revenue Code, reduced by the amounts actually contributed to our 401(k) & ESOP, plus the earnings on such net amount.  If the executive dies after attaining a certain age (age 58 for Mr. Dietrich and age 60 for Messrs. Chewens, Raven, and Levy) and after he has retired, but before payment of benefits has commenced, the surviving spouse will receive an annual benefit equal to the excess, if any, of (1) the monthly amount the surviving spouse is entitled to under the Pension Plan, calculated without giving effect to limitations and restrictions imposed by the Internal Revenue Code, over (2) the monthly amount actually payable to the surviving spouse under our pension plan plus the monthly amount that is the actuarial equivalent of any supplemental retirement benefit payable to the surviving spouse.  Except in the case of early retirement or death, payment of benefits will commence upon the first day of the month after the executive attains a certain age (age 60 for Mr. Dietrich and age 62 for Messrs. Chewens, Raven, and Levy).  Assuming Mr. Dietrich is currently 60 years old and retiring, Messrs. Chewens, Raven, and Levy are currently 62 years old and retiring, satisfaction of applicable SERP conditions, and that each executive’s 2011 compensation were his final average compensation as defined by the SERP, the estimated aggregate annual retirement benefit under the SERP, our cash balance pension plan, the annuitized employer portion of our 401(k) & ESOP and social security to be paid to Messrs. Dietrich, Chewens, Raven, and Levy would be $684,538, $437,976, $378,862, and $259,108 respectively.  The social security portion of these amounts is assumed to commence at the Normal Social Security Retirement Age for each executive.  The SERP for Messrs. Dietrich, Chewens, Raven, and Levy will at all times be unfunded except that, in the event of a change in control, NBT will be required to transfer to a grantor trust an amount sufficient to cover all potential liabilities under the SERP.

Deferred Compensation Plan

The Deferred Compensation Plan allows the NEOs, and such other executives as are selected annually, to defer some or all of their salary, commissions and/or bonus, to a future date. Eligible employees are generally those employees determined to be highly compensated employees of the company.   The Plan provisions allow for a minimum annual deferral election of $1,000, a maximum of 100% of salary, commissions and/or bonus.  Deferral of these payments lowers each participant’s compensation for income tax purposes for the year of deferral and allows accumulation of earnings on that deferred compensation on a tax-deferred basis.  Participants are required to elect a time of distribution, either a specific date or at time of separation from employment; and a form of distribution, either a lump sum or annual installments for a period of either five or ten years following the elected time of distribution. The terms and conditions for the deferral of compensation are subject to the provisions of Section 409A of the Internal Revenue Code.

The following table and related footnotes describe and quantify the amount of post termination payments that would be payable to each of the Named Executive Officers of the Company in the event of termination of such Named Executive Officer’s employment as of December 31, 2011, under various employment-related scenarios pursuant to the Employment Agreements, Change in Control Agreements and Equity Award Agreements entered into with each of the Named Executive Officers utilizing a per share stock price of $24.15, the closing market price of the Company’s common stock on such date.  Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different from those presented in the following table.  Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the Named Executive Officer’s age.

Potential Payments Upon Termination or Change in Control Table

Name	Benefit	Retirement ($)	Death1 ($)		Disability ($)		By NBT w/o Cause ($)		By NBT with Cause ($)	By Exec. w/o Good Reason ($)	By Exec. with Good Reason ($)	Change in Control2 ($)
Martin A. Dietrich	Accrued Unpaid Salary & Vacation	19,615	19,615		19,615		19,615		19,615	19,615	19,615	19,615
	Deferred Compensation	-	169,019		169,019		-		-	-	-	-
	Severance3	-	-		-		1,643,556	4	-	-	1,643,556	4,914,233	5
	SERP	776,745	776,745		776,745		776,745		-	776,745	776,745	12,189,174	6
	Stock Options	73,641	73,641		73,641		-		-	-	-	73,641
	Restricted Stock	1,574,550	2,526,140		2,526,140		1,436,237		-	-	1,221,576	2,526,140
	Health & Welfare	12,126	2,000,000	7	291,490	8	-		-	-	-	60,662	9
	Sub-Total	2,456,677	5,565,160		3,856,650		3,876,153		19,615	796,360	3,661,492	19,783,465
	Tax Gross-up, if applicable	-	-		-		-		-	-	-	9,312,088	10
	Total	2,456,677	5,565,160		3,856,650		3,876,153		19,615	796,360	3,661,492	29,095,553

Michael J. Chewens	Accrued Unpaid Salary & Vacation	14,816	14,816		14,816		14,816		14,816	14,816	14,816	14,816
	Deferred Compensation11	-	392,950		392,950		392,950		392,950	392,950	392,950	392,950
	Severance3	-	-		-		1,146,976	12	-	-	1,146,976	2,217,716	13
	SERP	321,506	321,506		321,506		321,506		-	321,506	321,506	1,499,460	6
	Stock Options	-	27,318		27,318		-		-	-	-	27,318
	Restricted Stock	-	843,264		843,264		743,679		-	-	595,408	843,264
	Health & Welfare	-	-		509,218	8	-		-	-	-	59,251	9
	Sub-Total	336,322	1,599,854		2,109,072		2,619,927		407,766	729,272	2,471,656	5,054,775
	Tax Gross-up, if applicable	-	-		-		-		-	-	-	1,632,557	14
	Total	336,322	1,599,854		2,109,072		2,619,927		407,766	729,272	2,471,656	6,687,332

David E. Raven	Accrued Unpaid Salary & Vacation	14,816	14,816		14,816		14,816		14,816	14,816	14,816	14,816
	Deferred Compensation11	-	24,232		24,232		24,232		24,232	24,232	24,232	24,232
	Severance3	-	-		-		1,146,976	15	-	-	1,146,976	2,217,716	16
	SERP	312,561	312,561		312,561		312,561		-	312,561	312,561	1,879,741	6
	Stock Options	-	26,964		26,964		-		-	-	-	26,964
	Restricted Stock	-	838,838		838,838		739,253		-	-	595,408	838,838
	Health & Welfare	-	-		442,958	8	-		-	-	-	52,827	9
	Sub-Total	327,377	1,217,411		1,660,369		2,237,838		39,048	351,609	2,093,993	5,055,134
	Tax Gross-up, if applicable	-	-		-		-		-	-	-	1,873,415	17
	Total	327,377	1,217,411		1,660,369		2,237,838		39,048	351,609	2,093,993	6,928,549

Name	Benefit	Retirement ($)	Death1 ($)	Disability ($)		By NBT w/o Cause ($)		By NBT with Cause ($)	By Exec. w/o Good Reason ($)	By Exec. with Good Reason ($)	Change in Control2 ($)
Jeffrey M. Levy	Accrued Unpaid Salary & Vacation	12,500	12,500	12,500		12,500		12,500	12,500	12,500	12,500
	Deferred Compensation	-	46,737	46,737		-		-	-	-	-
	Severance3	-	-	-		967,673	18	-	-	967,673	1,871,029	19
	SERP	108,374	108,374	108,374		108,374		-	108,374	108,374	1,398,701	6
	Stock Options	-	23,604	23,604		-		-	-	-	23,604
	Restricted Stock	-	728,741	728,741		629,156		-	-	567,192	728,741
	Health & Welfare	-	-	433,925	8	-		-	-	-	59,762	9
	Subtotal	120,874	919,956	1,353,881		1,717,703		12,500	120,874	1,655,739	4,094,337
	Tax Gross-up, if applicable	-	-	-		-		-	-	-	1,743,835	20
	Total	120,874	919,956	1,353,881		1,717,703		12,500	120,874	1,655,739	5,838,172

F. Sheldon Prentice	Accrued Unpaid Salary & Vacation	9,904	9,904	9,904		9,904		9,904	9,904	9,904	9,904
	Deferred Compensation	-	-	-		-		-	-	-	-
	Severance3	-	-	-		511,130	21	-	-	511,130	511,130
	Stock Options	-	-	-		-		-	-	-	-
	Restricted Stock	58,523	195,076	195,076		142,517		-	-	142,517	195,076
	Health & Welfare	-	-	114,602	8	-		-	-	-	28,842	9
	Subtotal	68,427	204,980	319,582		663,551		9,904	9,904	663,551	744,952
	Tax Gross-up, if applicable	-	-	-		-		-	-	-	-
	Total	68,427	204,980	319,582		663,551		9,904	9,904	663,551	744,952

1.
The Company pays the premiums on up to $500,000 face amount life insurance policies insuring the life of the named executives (with beneficiaries designated by the named executives). The values shown in the table do not reflect the death benefit payable to the named executive’s beneficiaries by the Company’s insurer.  The premiums associated with the life insurance policies for the year 2011 and paid by the Company on behalf of the Named Executive Officers are included in the Summary Compensation Table under the column “All Other Compensation,” and detailed in footnote 6 to that table.

2.
Change in Control benefit will only be payable in the following scenarios: (1) executive is terminated without Cause within 24 months following a Change in Control; (2) executive terminates employment for Good Reason within 24 months following a change in control; or (3) executive terminates employment without Good Reason within 12 months following a change in control.

3.
Severance under a Change in Control situation is computed for the named executive officer (except Mr. Prentice) by the following formula: 2.99 multiplied by the sum of their annualized salary for the calendar year in which the change in control of the Company occurred, the maximum bonus that could have been paid to them for such calendar year if all applicable targets and objectives had been achieved, or if no formal bonus program is in effect, the largest bonus amount paid to the executive during any one of the three preceding years.  No mitigation is required and gross-up will be paid to cover any excise taxes imposed on the executive pursuant to Code Section 4999.  Mr. Prentice’s severance is calculated as an amount equal to the product of 2 multiplied by the amount of his base salary.  No mitigation is required and no gross-up will be paid to cover any excise taxes imposed on Mr. Prentice pursuant to Code Section 4999.

4.
As of 12/31/2011, Mr. Dietrich is entitled to 3 years of salary continuation, at $552,000 per year, discounted for six months using the 120% of the Applicable Federal Rate for December 2011, equal to 1.52%, compounded semiannually, to reflect the mandatory six month waiting period pursuant to Code Section 409A.

5.
Mr. Dietrich is entitled to a benefit under the severance formula, as referenced in footnote #3 above, which is $4,951,440, based on 2011 amounts of $552,000 for salary and $1,104,000 for maximum bonus.  This total is then discounted for six months using the 120% of the Applicable Federal Rate for December 2011, equal to 1.52%, compounded semiannually, to reflect the mandatory six month waiting period pursuant to Code Section 409A. This results in the severance amount of $4,914,233 shown in the table.

6.
Under their CIC Agreements, Messrs. Dietrich, Chewens, Raven, and Levy are entitled to receive 3 additional years of benefit accrual under the terms of their SERP agreement (or a shorter period, if dictated by the terms of each SERP, or by law), based on compensation equal to their annualized severance compensation, following a change in control of the Company.  In addition, pursuant to their CIC Agreements, the supplemental benefit feature under each SERP, which would normally not become vested until at least age 58 (Dietrich) or 60 (Chewens/Raven/Levy) will become immediately and fully vested following a change in control of the Company.  This supplemental benefit is assumed to be paid as an annuity beginning at age 60 (Dietrich) or 62 (Chewens/Raven/Levy).

7.	Represents portion of split dollar life insurance proceeds payable to Mr. Dietrich’s beneficiary upon his death.

8.
Represents the actuarial net present value as of December 31, 2011, of the payments Messrs. Dietrich, Chewens, Raven, Levy, and Prentice are entitled to under their Executive LTD plans as well as Mr. Chewens’ benefits under his supplemental disability policy.  In addition to utilizing the RP2000 Mortality Table for Disabled Males, the following assumptions were used to calculate the present value: (i) payments would be made until age 65; (ii) discount rate of 4.10%; and (iii) annual cost of living adjustment of 0% (3% for Mr. Chewens’ supplemental disability policy).

9.
Under their CIC Agreements Messrs. Dietrich, Chewens, Raven, Levy, and Prentice are entitled to continuation of all non-cash employee benefit plans, programs or arrangements, for 3 years (2 years for Mr. Prentice) following their termination following a change in control of the Company, unless a longer or shorter period is dictated by the terms of the plan or by law.  The figure in this row represents the present value of continued medical insurance coverage for 36 months (24 months for Mr. Prentice), all at the cost of the Company (generally, 18 months maximum under COBRA, plus the balance of 18 months of medical coverage under a conversion policy -- using assumptions mandated by GAAP; 18 months dental and vision coverage under the Company’s self-insured plans; plus continued premium payment on portable life insurance policies).

10.
Under his CIC Agreement, Mr. Dietrich is entitled to a tax gross-up payment equal to the excise tax that would be applicable on “excess parachute payments” due to the change in control (which includes an amount equal to the gross-up payment) plus federal and state income taxes on the gross-up payment.  This gross-up payment is determined by first adding together the present value of the additional SERP benefit due to change in control ($11,412,429, which is equal to $12,189,174 - $776,745 as shown in the table), the present value of the additional Health & Welfare benefits ($60,662), the severance compensation ($4,914,233), and the parachute value of unvested stock shares ($1,544,957).  This total of $17,932,281 is then reduced by the base amount of $844,599 (the average of actual compensation paid to Mr. Dietrich during the 2006 – 2010 fiscal years).  The resulting amount of $17,087,682 is then grossed-up by $9,312,088 to reimburse Mr. Dietrich for the 20% excise tax that will be required for the excess parachute payments, pursuant to IRS regulations, and federal and state income taxes on the gross-up payment at the assumed aggregate rate of 43.3%. It is assumed, for this purpose that independent tax counsel will have opined as to the amount of the excess parachute payments; no opinion of counsel was in fact obtained for purposes of this disclosure. In addition, no value was assigned to the non-compete and other restrictive covenants that apply to Mr. Dietrich under his CIC Agreement for purposes of the estimated tax gross-up payment shown.  Such amount may significantly reduce the amount of the gross-up payment due.

11
For termination other than death or disability, Mr. Chewens' and Mr. Raven's deferred compensation payments are payable in a lump sum or annual installments, based on their election, following separation of service and subject to the mandatory six month waiting period pursuant to Code Section 409A.

12
As of 12/31/2011, Mr. Chewens is entitled to 3 years of salary continuation, at $385,220, discounted for six months using the 120% of the Applicable Federal Rate for December 2011, equal to 1.52%, compounded semiannually, to reflect the mandatory six month waiting period pursuant to Code Section 409A.

13.
Mr. Chewens is entitled to a benefit using the severance formula, as referenced in footnote #3 above, which is $2,234,507, based on 2011 amounts of: $385,220 for salary and $362,107 for maximum bonus.  This total is then discounted for six months using the 120% of the Applicable Federal Rate for December 2011, equal to 1.52%, compounded semiannually, to reflect the mandatory six month waiting period pursuant to Code Section 409A. This results in the severance amount of $2,217,716 shown in the table.

14.
Under his CIC Agreement, Mr. Chewens is entitled to a tax gross-up payment equal to the excise tax that would be applicable on “excess parachute payments” due to the change in control (which includes an amount equal to the gross-up payment) plus federal and state income taxes on the gross-up payment.  This gross-up payment is determined by first adding together the present value of the additional SERP benefit due to change in control ($1,177,954, which is equal to $1,499,460 - $321,506 as shown in the table), the present value of the Health & Welfare benefits ($59,251), the severance compensation ($2,217,716), and the parachute value of unvested stock shares ($135,939).  This total of $3,590,860 is then reduced by the base amount of $595,118 (the average of actual compensation paid to Mr. Chewens during the 2006 – 2010 fiscal years).  The resulting amount of $2,995,742 is then grossed-up by $1,632,557 to reimburse Mr. Chewens for the 20% excise tax that will be required for the excess parachute payments, pursuant to IRS regulations, and federal and state income taxes on the gross-up payment at the assumed aggregate rate of 43.3%. It is assumed, for this purpose that independent tax counsel will have opined as to the amount of the excess parachute payments; no opinion of counsel was in fact obtained for purposes of this disclosure.  In addition, no value was assigned to the non-compete and other restrictive covenants that apply to Mr. Chewens under his CIC Agreement for purposes of the estimated tax gross-up payment shown.  Such amount may significantly reduce the amount of the gross-up payment due.

15.
As of 12/31/2011, Mr. Raven is entitled to 3 years of salary continuation, at $385,220, discounted for six months using the 120% of the Applicable Federal Rate for December 2011, equal to 1.52%, compounded semiannually, to reflect the mandatory six month waiting period pursuant to Code Section 409A.

16.
Mr. Raven has a benefit using the severance formula, as referenced in footnote #3 above, which is $2,234,507, based on 2011 amounts of: $385,220 for salary and $362,107 for maximum bonus.  This total is then discounted for six months using the 120% of the Applicable Federal Rate for December 2011, equal to 1.52%, compounded semiannually, to reflect the mandatory six month waiting period pursuant to Code Section 409A. This results in the severance amount of $2,217,716 shown in the table.

17.
Under his CIC Agreement, Mr. Raven is entitled to a tax gross-up payment equal to the excise tax that would be applicable on “excess parachute payments” due to the change in control (which includes an amount equal to the gross-up payment) plus federal and state income taxes on the gross-up payment.  This gross-up payment is determined by first adding together the present value of the additional SERP benefit due to change in control ($1,567,180, which is equal to $1,879,741 - $312,561 as shown in the table), the present value of the Health & Welfare benefits ($52,827), the severance compensation ($2,217,716) , and the parachute value of unvested stock shares ($282,127).  This total of $4,119,850 is then reduced by the base amount of $682,133 (the average of actual compensation paid to Mr. Raven during the 2005 – 2009 fiscal years).  The resulting amount of $3,437,717 is then grossed-up by $1,873,415 to reimburse Mr. Raven for the 20% excise tax that will be required for the excess parachute payments, pursuant to IRS regulations, and federal and state income taxes on the gross-up payment at the assumed aggregate rate of 43.3%. It is assumed, for this purpose that independent tax counsel will have opined as to the amount of the excess parachute payments; no opinion of counsel was in fact obtained for purposes of this disclosure.  In addition, no value was assigned to the non-compete and other restrictive covenants that apply to Mr. Raven under his CIC Agreement for purposes of the estimated tax gross-up payment shown.  Such amount may significantly reduce the amount of the gross-up payment due.

18.
As of 12/31/2011, Mr. Levy is entitled to 3 years of salary continuation, at $325,000, discounted for six months using the 120% of the Applicable Federal Rate for December 2011, equal to 1.52%, compounded semiannually, to reflect the mandatory six month waiting period pursuant to Code Section 409A.

19.
Mr. Levy has a benefit using the severance formula, as referenced in footnote #3 above, which is $1,885,195, based on 2011 amounts of: $325,000 for salary and $305,500 for maximum bonus.  This total is then discounted for six months using the 120% of the Applicable Federal Rate for December 2011, equal to 1.52%, compounded semiannually, to reflect the mandatory six month waiting period pursuant to Code Section 409A. This results in the severance amount of $1,871,029 shown in the table.

20.
Under his CIC Agreement, Mr. Levy is entitled to a tax gross-up payment equal to the excise tax that would be applicable on “excess parachute payments” due to the change in control (which includes an amount equal to the gross-up payment) plus federal and state income taxes on the gross-up payment.  This gross-up payment is determined by first adding together the present value of the additional SERP benefit due to change in control ($1,290,328, which is equal to $1,398,702 - $108,374 as shown in the table), the present value of the Health & Welfare benefits ($59,762), the discounted severance compensation ($1,871,029), and the parachute value of unvested stock shares ($263,489).  This total of $3,484,607 is then reduced by the base amount of $284,669 (the average of actual compensation paid to Mr. Levy during the 2006 – 2010 fiscal years).  The resulting amount of $3,199,938 is then grossed-up by $1,743,835 to reimburse Mr. Levy for the 20% excise tax that will be required for the excess parachute payments, pursuant to IRS regulations, and federal and state income taxes on the gross-up payment at the assumed aggregate rate of 43.3%. It is assumed, for this purpose that independent tax counsel will have opined as to the amount of the excess parachute payments; no opinion of counsel was in fact obtained for purposes of this disclosure.  In addition, no value was assigned to the non-compete and other restrictive covenants that apply to Mr. Levy under his CIC Agreement for purposes of the estimated tax gross-up payment shown.  Such amount may significantly reduce the amount of the gross-up payment due.

21
As of 12/31/2011, Mr. Prentice is entitled to 2 years of salary continuation, at $257,500, discounted for six months using the 120% of the Applicable Federal Rate for December 2011, equal to 1.52%, compounded semiannually, to reflect the mandatory six month waiting period pursuant to Code Section 409A.  No mitigation is required.

In addition to the payments outlined above, pursuant to the Employment Agreements entered into with Messrs. Dietrich, Chewens, Raven, and Levy if any of the Named Executive Officers are terminated “without cause” (as defined in each such respective parties’ Employment Agreement) or if any such executive terminates his employment for “good reason” (as defined in each such respective parties’ Employment Agreement) and if, within 18 months following the termination date, the executive should sell his principal residence, then the executive shall be reimbursed for (i) any shortfall between the net proceeds on the sale of his principal residence and the purchase price plus improvements, including reasonable transaction costs incurred in connection with such purchase and sale, and (ii) an amount necessary to pay all federal, state and local income taxes resulting from any reimbursement.  The foregoing benefit shall also be made available to each of Messrs. Dietrich, Chewens, Raven, and Levy pursuant to their respective Change in Control Agreements if (a) within 24 months from the date of occurrence of any event constituting a change in control of the Company such executive’s employment with the Company is terminated (i) by the Company for “disability” (as defined therein), (ii) by the Company without “cause” (as defined therein), or (iii) by the executive with “good reason” (as defined therein), or (b) within 12 months from the date of occurrence of any event constituting a change in control of the Company the executive terminates his employment either with or without good reason.

Agreements with Executive Officers

Employment Agreements

We currently have employment agreements with Messrs. Dietrich, Chewens, Raven, Levy, and Prentice. These agreements will terminate upon the earlier occurrence of the executive’s death, disability, discharge for “cause,” resignation, termination “without cause” (as such terms are defined in the agreements) or January 1, 2014.  The agreements for Messrs. Dietrich, Chewens, Raven, Levy and Prentice also provide for automatic one-year extensions occurring annually on each January 1. As of the date of this proxy statement, the agreements for Messrs. Dietrich, Chewens, Raven, Levy, and Prentice have been automatically extended to January 1, 2015.

Upon termination of his respective agreement, Messrs. Dietrich, Chewens, Raven, Levy and Prentice are each entitled to receive accrued and unpaid salary, accrued rights under our employee plans and arrangements, unpaid expense reimbursements, and the cash equivalent of accrued annual vacation.  If the executive’s employment is terminated by us other than for “cause” (as defined in the agreements), or by the executive for “good reason” (as defined in the agreements), then, upon execution of a separation agreement and release, the executive will be entitled to receive (i) his base salary on a monthly basis for a period of between one to three years following the termination date, depending on the date the executive’s employment was terminated, and (ii) a relocation payment if Messrs. Dietrich, Chewens, Raven and Levy relocates within 18 months after termination of employment from the Norwich, Binghamton, Scranton or Albany area, respectively, such relocation payment to include a make-whole payment and related gross-up tax payment if he sells his primary residence at a loss.

Each executive has also agreed that for one year after the termination of his agreement, he will not directly or indirectly compete with the Company or the Bank. Under the agreements, during the term of their employment, the executives may not disclose confidential information about the Company or its subsidiaries to any other person or entity.  Each executive has also agreed that  for a period of one year following the Termination Date (as defined in agreements), he shall not become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, where such position entails providing services to such company in any city, town or county where the Company or the Bank or their affiliates has an office, where the executive’s position or service for such company is competitive with or similar to the executive’s position or service with the Company or the Bank.  The agreements also require that, if the Company prepares an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with regard to any financial reporting under the securities laws, and the executive is subject to automatic forfeiture under the Sarbanes-Oxley Act of 2002, and he knowingly engaged in misconduct, was grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or was grossly negligent in failing to prevent the misconduct, the executive shall reimburse the Company for the amount of any payment earned or accrued during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission of the financial document that contained such material noncompliance. In addition, if the Company is required to prepare an accounting restatement, the executive will forfeit any payments made based on the achievement of pre-established performance goals that are later determined, as a result of the accounting restatement, not to have been achieved (the “Clawback Clause”).

If any of the executives are terminated due to a change of control covered by his change in control agreement (discussed later), his severance payments will be determined under that agreement.  The agreements provide that in the event the executive becomes entitled to severance payments under the employment agreement, and if at this time the executive is a key employee with the Company for purposes of Section 409A of the Internal Revenue Code, then the Company will defer commencement of the executive’s severance payments until six months after his employment with the Company ends.

Change in Control Agreements

We currently have change in control agreements with each of Messrs. Dietrich, Chewens, Raven, Levy and Prentice.  The agreements provide in general that, if within 24 months from the date of a change in control of the Company or the Bank, as defined in the agreements, employment is terminated without cause or by the executive with good reason, or if within 12 months of such change in control, the executive resigns, irrespective of the existence of good reason, then each of Messrs. Dietrich, Chewens, Raven and Levy will be entitled to receive 2.99 multiplied by the sum of their annualized salary for the calendar year in which the change in control of the Company occurred, the maximum bonus that could have been paid to them for such calendar year if all applicable targets and objectives had been achieved, or if no formal bonus program is in effect, the largest bonus amount paid to the executive during any one of the three preceding years.  The agreements also include a Clawback Clause in substantially the same form as described above in connection with the Amended Employment Agreements. Mr. Prentice’s agreement provides in general that, if within 24 months from the date of a change in control of the Company or the Bank, as defined in the agreement, his employment is terminated without cause or by the executive with good reason, or if within 12 months of such change in control, he resigns, irrespective of the existence of good reason, he will be entitled to receive an amount equal to the product of 2 multiplied by the amount of his Base Salary.  Base Salary means the annual compensation excluding bonus, income from the exercise of nonqualified options, compensation income from any disqualifying disposition of stock acquired pursuant to the exercise of incentive stock options and any other similar amounts that constitute taxable income from the Company, without reduction for salary reduction amounts excludible from income under Section 402(3)(30) or (125) of the Code.  The agreement for Mr. Prentice also includes a Clawback Clause in substantially the same from as described above in connection with the Employment Agreements.

Messrs. Dietrich, Chewens, Raven, and Levy may also receive a gross-up payment to compensate for the imposition of any excise taxes under Section 4999 of the Internal Revenue Code under certain circumstances.  In addition, each executive’s benefit under any SERP shall be fully vested and will be determined as if his employment had continued for three additional years (or such lesser period after which the maximum benefit is attained), at an annual compensation equal to the amount determined for purposes of calculating his severance amount.  The agreements provide that in the event the executive becomes entitled to severance payments under the change in control agreement, and if at that time the executive is a key employee with the Company for purposes of Section 409A of the Internal Revenue Code, then the Company will defer commencement of the executive’s severance payments until six months after his employment with the Company ends.

Generally, these agreements provide that a change in control of the Company shall be deemed to have occurred if: (i) a person acquires beneficial ownership of 30% or more of the combined voting power of the Company’s voting securities; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the board of directors cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or (iii) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which voting securities would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of voting securities immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all of the assets of the Company, provided that any such consolidation, merger, sale, lease, exchange or other transfer consummated at the insistence of an appropriate banking regulatory agency shall not constitute a change in control of the Company; or (iv) the shareholders of the Company approve the Company’s  liquidation or dissolution.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation and Benefits Committee are: John C. Mitchell (Chair), Patricia T. Civil, Timothy E. Delaney, Daryl R. Forsythe, Michael M. Murphy, and Joseph G. Nasser.  There are no interlocking relationships involving Committee members or NEOs of the Company that require disclosure in this Proxy Statement under the Exchange Act or the rules promulgated by the SEC thereunder.

The Bank has made loans to members of the Compensation and Benefits Committee. All such loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral where applicable, as those prevailing at the time for comparable transactions with borrowers who are not related to the Bank, and did not involve more than normal risk of collectibility or present other unfavorable features.

Certain Relationships and Related Party Transactions

The Bank has made loans to directors and executive officers in the ordinary course of business, on substantially the same terms, including interest rates and collateral where applicable, as those prevailing at the time for comparable transactions with borrowers who are not related to the Bank, and did not involve more than normal risk of collectibility or present other unfavorable features.

During the period from January 1, 2011 through December 31, 2011 Mang Insurance Agency, LLC received $1,072,151 in commissions from Preferred Mutual Insurance Company, of which Director Robert Wadsworth was Chairman of the Board of Directors.

Policies and Procedures Regarding Transactions with Related Persons

Pursuant to its Charter, the Audit and Risk Management Committee is responsible for reviewing potential conflict of interest situations.  Pursuant to the Company’s Code of Business Conduct and Ethics, any transactions between NBT and a director, employee, or an immediate family member must adhere to the requirements set forth in Regulation O promulgated by the Board of Governors of the Federal Reserve Bank.  The Company’s Loan Policy Manual covers Regulation O and states that no extension of credit or commitment to extend credit may be made to an insider unless it is made on substantially the same terms and conditions, including interest rates and collateral, as other comparable loans made to persons not affected by the policy and who are not employed by the Bank and further, the loan may not involve more than normal risk of repayment. The policy also requires that loans made to insiders of more than $500,000 be pre-approved by the Board.   A summary report of all insider loans outstanding and committed is also presented to the Board on a regular basis.

Compensation and Benefits Committee Report

The Compensation and Benefits Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Committee recommended to the Company’s Board of Directors the inclusion of the Compensation Discussion and Analysis in this Proxy Statement.

Compensation and Benefits Committee
of
NBT Bancorp Inc.

John C. Mitchell (Chair)
 Patricia T. Civil
Timothy E. Delaney
Daryl R. Forsythe
 Michael M. Murphy
 Joseph G. Nasser

Audit and Risk Management Committee Report

Our Audit and Risk Management Committee is comprised of five directors who are not officers or employees of NBT.  Each of the members of the Audit and Risk Management Committee is an independent director as defined by the SEC rules and Rule 5605 of the NASDAQ Stock Market.  The Audit and Risk Management Committee held five meetings during 2011.  The meetings were designed to facilitate and encourage private communication between the Audit and Risk Management Committee, the internal auditors and our independent registered public accounting firm, KPMG LLP.

Our Audit and Risk Management Committee acts under a written charter adopted and approved by our Board, a copy of which is available on the Company’s website at www.nbtbancorp.com/bncp/corporategov.html.  The Audit and Risk Management Committee has performed the procedures specified in the charter regarding the preparation and review of our consolidated financial statements as of and for the year ended December 31, 2011.  Among the procedures performed, the Audit and Risk Management Committee has:

•	Reviewed and discussed the audited consolidated financial statements with NBT management;

•	Discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed by professional standards; and

•	Received the written disclosures and the letter from KPMG LLP required by relevant professional and regulatory standards and discussed with KPMG LLP its independence.

On the basis of its review as specified in the charter and discussions referred to in this section of the Proxy Statement, the Audit and Risk Management Committee has recommended to our Board that the audited consolidated financial statements be included in our Annual Report Form 10-K for the year ended December 31, 2011 for filing with the SEC.

Audit and Risk Management Committee
of
NBT Bancorp Inc.

Patricia T. Civil (Chair)
Joseph G. Nasser (Vice Chair)
Timothy E. Delaney
Michael M. Murphy
Robert A. Wadsworth

PROPOSAL 3

APPROVAL OF AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF
INCORPORATION TO INCREASE THE TOTAL NUMBER OF
AUTHORIZED SHARES OF COMMON STOCK TO 100,000,000

Shareholders are being asked to consider and approve an amendment to our Restated Certificate of Incorporation to increase the total number of authorized shares of our common stock from 50,000,000 shares to 100,000,000 shares. On January 23, 2012, our Board of Directors adopted resolutions approving and authorizing the amendment and directing that the amendment be submitted to a vote of shareholders at the annual meeting.

The proposed amendment would delete Article FOURTH of the Restated Certificate of Incorporation and replace it with the following:

“FOURTH:  The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is One Hundred and Two Million Five Hundred Thousand (102,500,000) shares consisting of One Hundred Million (100,000,000) shares of Common Stock, par value $.01 per share and Two Million Five Hundred Thousand (2,500,000) shares of Preferred Stock, par value $.01 per share.”

The Board of Directors determined that the proposed amendment is in the best interests of the Company and its shareholders and unanimously recommends approval by shareholders. If the proposed amendment is approved by shareholders, it will become effective upon filing of a Certificate of Amendment with the Secretary of State of the State of Delaware, in substantially the form attached hereto as Appendix A.  If the proposed amendment is adopted, the Board of Directors intends to cause the Certificate of Amendment to be filed as soon as practicable.

As of March 1, 2012,  33,239,773 shares of our common stock were issued and outstanding, and after taking into account shares underlying stock options and the reservation of shares for issuance under our equity-based compensation plans, and shares to be issued in connection with our pending acquisition of Hampshire First Bank, approximately 11,025,500 of the 50,000,000 shares authorized in our Restated Certificate of Incorporation remained available for issuance.

Purpose of the Amendment

Our Restated Certificate of Incorporation currently authorizes the issuance of up to 50,000,000 shares of common stock and 2,500,000 shares of preferred stock. The proposed amendment would increase the total authorized shares of common stock from 50,000,000 shares to 100,000,000 shares. The proposed amendment will not, if adopted, result in an increase in the number of authorized shares of preferred stock. The principal purpose of the proposed amendment is to provide the Company with the flexibility to issue additional shares of common stock for various corporate purposes, including, without limitation, to raise additional capital through private or public offerings, payment of consideration in connection with acquisitions that may be entered into in the future, to effect stock dividends, stock splits or other recapitalizations, and to enable the Company to reserve additional shares for issuance under equity incentive plans for the purpose of attracting and retaining employees.  The Board of Directors believes the proposed amendment is advisable in order to maintain our flexibility in today’s competitive and fast-changing environment. The availability of additional shares of common stock is particularly important in the event that the Board of Directors determines to effect any of the foregoing actions on an expedited basis and therefore needs to avoid the time and expense of seeking shareholder approval in connection with the contemplated action.

If the proposed amendment is approved by the shareholders, the Board of Directors does not intend to solicit further shareholder approval prior to the issuance of any additional shares of common stock, except as may be required by applicable law or rules. For example, under rules and policies of the NASDAQ Global Select Market, shareholder approval is required for any issuance of 20% or more of the Company's outstanding shares in connection with acquisitions or discounted private placements. The Company reserves the right to seek a further increase in the authorized number of shares from time to time as considered appropriate by the Board of Directors.

Other than potential issuances pursuant to our equity compensation plans, as of the date of this Proxy Statement we have no arrangements or understandings regarding the additional shares that would be authorized pursuant to this proposal. However, we review and evaluate potential capital raising activities, transactions and other corporate actions on an ongoing basis to determine if such actions would be in the best interests of the Company and our shareholders.

Possible Effects of the Proposed Amendment

Upon issuance, the additional shares of authorized common stock would have rights identical to the currently outstanding shares of common stock. Adoption of the proposed amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of existing shareholders. As is true for shares presently authorized but unissued, the future issuance of common stock authorized by the proposed amendment may, among other things, decrease existing shareholders’ percentage equity ownership and, depending on the price at which they are issued, could have a negative effect on the market price of the common stock. Current shareholders have no preemptive or similar rights, which means that current shareholders do not have a prior right to purchase any new issue of common stock in order to maintain their proportionate ownership thereof.

We have not proposed the increase in the number of authorized shares of common stock with the intention of using the additional authorized shares for anti-takeover purposes, but the Company would be able to use the additional shares to oppose a hostile takeover attempt or delay or prevent a change in control or management of the Company. For example, without further shareholder approval, the Board of Directors could sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor our current Board of Directors. Although this proposal to increase the authorized number of shares of common stock has been prompted by business and financial consideration and not by the threat of any known or threatened hostile takeover attempt, shareholders should be aware that approval of this proposal could facilitate future attempts by the Company to oppose change in control of the Company and perpetuate our management, including transactions in which the shareholders might otherwise receive a premium for their shares over then current market prices.

We could also use the additional shares of common stock for potential strategic transactions, including, among other things, acquisitions, spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments, although we have no immediate plans to do so. We cannot provide assurances that any such transaction will be consummated on favorable terms or at all, that they will enhance shareholder value or that they will not adversely affect our business or the trading price of the common stock. Any such transactions may require the Company to incur non-recurring or other charges and may pose significant integration challenges and/or management and business disruptions, any of which could materially and adversely affect our business and financial results.

Vote Required; Recommendation of the Board of Directors

The proposed amendment to the Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 50,000,000 to 100,000,000 must be approved by the affirmative vote of at least a majority of the shares of our common stock that are outstanding and entitled to vote on the proposal. Abstentions and broker non-votes, if any, will have the same effect as a vote against the proposal.

The Board recommends a vote FOR the proposed amendment to the Restated Certificate of Incorporation to increase the total number of authorized shares of common stock to 100,000,000.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Independent Registered Public Accounting Firm

Our Audit and Risk Management Committee has appointed KPMG LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2012.  KPMG LLP has served as our independent registered public accounting firm since 1987.  We expect representatives of KPMG LLP to be present at our annual meeting.  Those representatives will have an opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions.

Although shareholder ratification of the appointment of the Company’s independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of KPMG LLP to our shareholders for ratification to permit shareholders to participate in this important corporate decision.  If not ratified, the Audit and Risk Management Committee will reconsider the selection.

The Board of Directors unanimously recommends that the shareholders vote “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

Audit Fees and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of NBT’s annual consolidated financial statements and the effectiveness of internal control over financial reporting for the fiscal years ended December 31, 2011 and 2010, and fees billed for other services provided by KPMG LLP.  Prior to any new engagement representing a permissible audit or non-audit activity, approval of the Audit and Risk Management Committee is required.

	2011	2010
Audit Fees (1)	$680,000	$605,000
Audit Related Fees (2)	$61,000	$38,000
Tax Fees (3)	$34,210	$44,250
All Other Fees (4)	$0	$119,945
Total Fees	$775,210	$807,195

(1)
Audit Fees consist of fees billed for professional services rendered for the audit of NBT’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.  Audit Fees also include activities related to internal control reporting under Section 404 of the Sarbanes-Oxley Act.

(2)
Audit Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of NBT’s consolidated financial statements and are not reported under “Audit Fees.”  This category includes fees for employee benefit plan audits.

(3)	Tax Fees consist of fees billed for professional services rendered for preparation and review of tax returns, examination assistance and other tax compliance work.

(4)
All Other Fees consist of fees billed for services not included in Audit Fees, Audit Related Fees or Tax Fees.  Included in All Other Fees in 2010 were fees for accounting and tax review and other assistance provided in connection with proposed transactions.

Audit and Risk Management Committee Review

Our Audit and Risk Management Committee concluded that KPMG LLP’s provision of the non-audit services summarized in the preceding section is compatible with maintaining KPMG LLP’s independence.

Audit and Risk Management Committee Pre-Approval Requirements

The Audit and Risk Management Committee has adopted a policy regarding the pre-approval of audit and permitted non-audit services to be performed by KPMG LLP.  Annually, the Audit and Risk Management Committee will consider and approve the provision of audit and non-audit services by KPMG LLP that are not prohibited by law. In addition, the Audit and Risk Management Committee will, as necessary, consider and approve the provision of additional audit and non-audit services by KPMG LLP which are not encompassed by the Audit and Risk Management Committee’s annual pre-approval.  All audit and non-audit services performed by KPMG LLP during fiscal 2011 were pre-approved pursuant to the procedures outlined above, and none of the engagements pre-approved by the Committee during 2011 made use of the de minimis exception to pre-approval contained in the applicable rules of the SEC.

OTHER MATTERS

Shareholder Proposals for the 2013 Annual Meeting

Shareholder Proposals for Inclusion in Next Year’s Proxy Statement

Shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act for inclusion in our proxy statement for the 2013 annual meeting of shareholders must be received by NBT by December 6, 2012.  Each proposal must comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the Proxy Statement and form of proxy.  SEC rules set forth standards as to what shareholder proposals corporations must include in a proxy statement for an annual meeting.

Other Shareholder Proposals for Presentation at Next Year’s Annual Meeting

The Company’s Bylaws establish an advance notice procedure with regard to any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2013 annual meeting.  Written notice of such shareholder proposal for the next annual meeting of our shareholders must be received by our President at our principal executive offices not later than March 4, 2013 and must not have been received earlier than February 4, 2013 in order to be considered timely, and must contain specified information concerning the matters proposed to be brought before such meeting and concerning the shareholder proposing such matter.  If a shareholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 under the Exchange Act, the Company may exercise discretionary voting authority under proxies it solicits to vote on any such proposal as it determines appropriate.

Important Notice Regarding Delivery of Shareholder Documents

Only one copy of this Proxy Statement and the Company’s 2011 Annual Report may be sent to an address shared by more than one shareholder.  This practice, known as “householding,” is designed to reduce the Company’s printing and mailing costs.  If any shareholder residing at such an address wishes to receive a separate copy of this Proxy Statement or the Company’s 2011 Annual Report, he or she may contact the Company’s Shareholder Relations Department at NBT Bancorp Inc., 20 Mohawk Street, Canajoharie, New York 13317, or by telephone at (800) 628-2265, option 7.  Any such shareholder may also contact the Shareholder Relations Department using the above contact information if he or she would like to receive separate Proxy Statements and Annual Reports in the future.  If you are receiving multiple copies of Proxy Statements and Annual Reports, you may request householding in the future by contacting the Shareholder Relations Department using the above contact information.

Other Matters

As of the date of this Proxy Statement, our Board knows of no matters that will be presented for consideration at our meeting other than as described in this proxy statement.  If any other matters should properly come before our meeting and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by those proxies as to those matters.  The persons named as proxies intend to vote in accordance with the determination of the majority vote of our Board.

Appendix A

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
NBT BANCORP INC.

NBT Bancorp Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Board of Directors of NBT Bancorp Inc., resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of NBT Bancorp Inc., declaring such amendment to be advisable and submitting such amendment to the stockholders of NBT Bancorp Inc. for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FOURTH” so that, as amended, said Article shall be and read as follows:

“FOURTH:                 The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is One Hundred and Two Million Five Hundred Thousand (102,500,000) shares consisting of One Hundred Million (100,000,000) shares of Common Stock, par value $.01 per share, and Two Million Five Hundred Thousand (2,500,000) shares of Preferred Stock, par value $.01 per share.”

SECOND:                  That thereafter, pursuant to a resolution of its Board of Directors, a meeting of stockholders of NBT Bancorp Inc. was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:                      That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, NBT Bancorp Inc. has caused this certificate to be signed this __________ day of ____________, 2012.

By:_____________________
Title:
Name:

THE DEADLINE FOR TELEPHONE AND INTERNET VOTING IS 11:59 PM ON APRIL 30, 2012
NBT BANCORP INC. 52 SOUTH BROAD STREET NORWICH, NY 13815	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, on April 30, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 30, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M43192-P21644	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

NBT BANCORP INC.			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote			All	All	Except
FOR the following:
2.	Election of Directors
	Nominees:		☐	☐	☐
01) Martin A. Dietrich
02) John C. Mitchell
03) Michael M. Murphy
04) Joseph G. Nasser

The Board of Directors recommends you vote FOR the following proposals:								For	Against	Abstain

1.	To fix the number of directors at eleven (Proposal 1).							☐	☐	☐

3.	To approve the proposed amendment to the Restated Certificate of Incorporation to increase the total number of authorized shares of Common Stock to 100,000,000. (Proposal 3)							☐	☐	☐

4.	To ratify the appointment of KPMG LLP as NBT's independent registered public accounting firm for the year ending December 31, 2012 (Proposal 4).							☐	☐	☐

NOTE:	The proxies are authorized to vote in accordance with the majority vote of NBT's Board, upon such other business that may properly come before the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐

			Yes	No

Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, guardian, or in other fiduciary capacity, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com.

M43192-P21644

NBT BANCORP INC. Annual Meeting of Shareholders May 1, 2012 10:00 AM This proxy is solicited by the Board of Directors

The undersigned shareholder(s) hereby appoint(s) J. Carl Barbic and John Daly and either of them, with full power of substitution, proxies to represent the undersigned shareholder(s) at the Annual Meeting of Shareholders of NBT Bancorp Inc. ("NBT") to be held at the Binghamton Riverwalk Hotel & Conference Center, 225 Water Street, Binghamton, NY 13901 on May 1, 2012 at 10:00 a.m. local time, or any adjournment or postponement of the meeting, with all power which the undersigned shareholder(s) would possess if personally present, and to vote all shares of NBT's common stock which the undersigned shareholder(s) may be entitled to vote at the meeting upon the proposals listed on the reverse side, and as more fully described in the accompanying proxy statement, in accordance with the following instructions and, in accordance with the majority vote of NBT's Board, upon any other matters that may properly come before the meeting

Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, guardian, or in other fiduciary capacity, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side